UNION OIL COMPANY OF CALIFORNIA


                                       AND



                         Magnum Hunter Production, Inc.


                           PURCHASE AND SALE AGREEMENT

                          Dated as of November 25, 1998

DEFINITIONS..............................................................8
         1.1      Defined Terms..........................................8
         1.2      Undefined Financial Accounting Terms..................13
         1.3      References............................................13
         1.4      Construction..........................................13


PURCHASE AND SALE.......................................................14
         2.1      Assets................................................14
         2.2      Excluded Assets.......................................15
         2.3      Purchase Price........................................16
         2.4      Payment Procedures....................................16
         2.5      Adjusted Purchase Price...............................16
         2.6      Cash Settlement.......................................17


TITLE EXAMINATION.......................................................17
         3.1      Access to Title Information...........................17
         3.2      Title Defects.........................................18
         3.3      Notice of Title Defect................................18
         3.4      Claim Value...........................................18
         3.5      Defect Value..........................................18
         3.6      Remedies for Title Defects............................18
         3.7      Purchase Price Adjustments Threshold..................19
         3.8      Preferential Purchase Rights..........................19
         3.9      Preferential Purchase Right Disputes..................20


ENVIRONMENTAL MATTERS...................................................20
         4.1      No Admission Against Interest.........................20
         4.2      Physical Condition of the Assets......................20
         4.3      Endangered Species, Critical Habitat, Wetlands,
                  Geologic Hazards and Flooding.........................21
         4.4      Environmental Assessments and Completion of
                  Environmental Due Diligence...........................21
         4.5      Buyer's Access to Assets; Indemnification; Insurance..22
         4.6      Assumption of Environmental Liabilities...............23
         4.7      Qualified Claim Cost Sharing..........................24
         4.8      Limitation............................................25
         4.9      Termination Due to Material Environmental
                  Deficiencies..........................................26
         4.10     Determination of Value................................26

OPERATIONS AND CASUALTY LOSS............................................27
         5.1      Operations............................................27
         5.2      Casualty Loss.........................................27
         5.3      Successor Operator....................................27
         5.4      Restrictions on Operations............................27


REPRESENTATIONS AND WARRANTIES OF UNOCAL................................28
         6.1      Organization..........................................28
         6.2      Authority to do Business..............................28
         6.3      Binding Obligation....................................28
         6.4      Litigation, Suits or Claims...........................28
         6.5      Relation to Assumed Liabilities.......................29
         6.6      Disclaimer of Warranties..............................29
         6.7      Gas Entitlements......................................29
         6.8      Disclosure............................................29
         6.9      No Breach.............................................30
         6.10     Environmental Condition of Assets.....................30
         6.11     Compliance with Laws and Agreements...................30
         6.12     Taxes.................................................30
         6.13     Brokers...............................................30
         6.14     Tax Partnership.......................................30


REPRESENTATIONS AND WARRANTIES OF BUYER.................................30
         7.1      Organization..........................................30
         7.2      Authority; Enforceability.............................31
         7.3      Consents..............................................31
         7.4      Litigation, Suits or Claims...........................31
         7.5      Disclosure............................................31
         7.6      No Breach.............................................32
         7.7      Investigations of Assets..............................32
         7.8      No Distribution.......................................32
         7.9      Resale Registration...................................32
         7.10     Oil and Gas Experience................................32
         7.11     Federal Leases........................................32
         7.12     Brokers...............................................32


CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNOCAL.......................32
         8.1      Purchase Price........................................32
         8.2      Buyer's Representations and Warranties True...........33
         8.3      Officer's Certificate.................................33
         8.4      Opinion of Counsel....................................33
         8.5      Pre-Closing Performance...............................34
         8.6      Authorization.........................................34
         8.7      Absence of Litigation.................................34
         8.8      Bonds.................................................34
         8.9      Preferential Purchase Rights..........................34
         8.10     Hart-Scott-Rodino Act.................................34


CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER........................35
         9.1      Delivery of Instruments of Transfer...................35
         9.2      Unocal's Representations and Warranties...............35
         9.3      Officer's Certificate.................................35
         9.4      Pre-Closing Performances..............................35
         9.5      Authorization.........................................35
         9.6      Absence of Litigation.................................35
         9.7      Hart-Scott Rodino Act.................................36

COVENANTS...............................................................36
         10.1     Investigation and Decision............................36
         10.2     Access to Information.................................37
         10.3     General Liabilities and Assumed Liabilities...........37
         10.4     Assumption of Plugging and Abandonment Obligations....37
         10.5     Gas Imbalance.........................................37
         10.6     Hart-Scott-Rodino Act.................................38
         10.7     Third-Party Consents..................................38
         10.8     Completion of Due.....................................38
         10.9     Additional Agreements.................................38
         10.10    Payment of Certain Expenses Due and Payable After
                  the Effective Date....................................39
         10.11    Notification of Certain Matters.......................39
         10.12    Announcements.........................................39
         10.13    Termination of Guarantees and Other Commitments.......39
         10.14    Like Kind Exchange....................................40
         10.15    Access to Geologic and Geophysical Information........40


EMPLOYEE MATTERS........................................................40
         11.1     Employee List.........................................40
         11.2     Job Classification....................................40


TAXES...................................................................41
         12.1     Apportionment of Ad Valorem and Property Taxes........41
         12.2     Sales Taxes, Filing Fees, Etc.........................41
         12.3     Other Taxes...........................................41


TERMINATION.............................................................41
         13.1     Termination...........................................42
         13.2     Effect of Termination.................................42
         13.3     Specific Performance..................................43


SURVIVAL AND INDEMNIFICATION............................................43
         14.1     Survival..............................................43
         14.2     Indemnification.......................................43
         14.3     Third Party Claims....................................44
         14.4     Method of Asserting Claims............................44
         14.5     Right to Cure.........................................47


CLOSING.................................................................47
         15.1     Time of Essence.......................................47
         15.2     Place and Date........................................47
         15.3     Unocal's Actions at Closing...........................47
         15.4     Buyer's Actions at Closing............................48
         15.5     Closing Statement.....................................49
         15.6     Notices...............................................49


ACTIONS AFTER CLOSING...................................................50
         16.1     Final Accounting......................................50
         16.2     Receipts and Credits..................................50
         16.3     Suspended Funds.......................................50
         16.4     Further Assurances....................................51
         16.5     Post-Closing Accounting...............................51
         16.6     Recording.............................................51
         16.7     Books and Records.....................................51
         16.8     Access to Properties and Records by...................51
         16.9     Access to Properties and Records by...................52


MISCELLANEOUS...........................................................52
         17.1     Governing Law.........................................52
         17.2     Assignment............................................52
         17.3     Written Notices.......................................53
         17.4     Expenses..............................................54
         17.5     Waiver of Compliance with Bulk Transfer Laws..........54
         17.6     WAIVER OF CONSUMER RIGHTS.............................54
         17.7     Waiver of Jury Trial..................................54
         17.8     Limitation of Liability...............................55
         17.9     No Admissions.........................................55
         17.10    Use of Unocal's Name..................................55
         17.11    Entire Agreement, Etc.................................55
         17.12    Parties in Interest...................................55
         17.13    Severability..........................................56
         17.14    Consents..............................................56

SCHEDULE OF EXHIBITS

Exhibit "A" -         Leasehold Interests
Exhibit "B" -         Personal Property, Warehouse Stock and Idle Equipment
Exhibit "C" -         Claim Value Formula and Allocated Values Schedule
Exhibit "D" -         Arbitration Procedures
Exhibit "E" -         Environmental Assessment Fields
Exhibit "F" -         Gas Balancing Schedule
Exhibit "G" -         Environmental Disclosure Schedule
Exhibit "H" -         Disclosure Schedule
Exhibit "I" -         Geophysical Data Licensing Agreement
Exhibit "I-1"-        Geophysical Data
Exhibit "J" -         Satisfactory Completion of Due Diligence
Exhibit "K" -         Conveyance and Bill of Sale
Exhibit "L" -         Assumption Agreement

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is entered into effective as of November 25, 1998, by and between Union Oil Company of California, a California corporation, with an office at 14141 Southwest Freeway, Sugar Land, Texas 77478 (hereinafter referred to as "Unocal"), and Magnum Hunter Production, Inc., a ____ corporation, whose address is 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas 75039 (hereinafter referred to as "Buyer").

                                    RECITALS

     WHEREAS, Unocal is the holder of certain assets which include oil and gas interests and properties in the state of Oklahoma; and

     WHEREAS, Unocal desires to sell such oil and gas interests, properties and related rights, as hereinafter described, to Buyer and Buyer desires to purchase such interests, properties and rights from Unocal, upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Unocal and Buyer agree as follows:

                                    SECTION 1

                                   DEFINITIONS

     1.1 Defined Terms: The following terms, when capitalized in this Agreement, shall have the meanings defined either in this Section or elsewhere in this Agreement.

     "Adjusted Purchase Price" shall have the meaning specified in Section 2.5.

     "Accruing" or "Accrued" means, with respect to any obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty, the occurring or happening of any event which causes such obligation, duty, loss, liability, claim, fine, expense, damage, cost or penalty to become demandable, requirable, assertible, enforceable, due and owing, or being incurred or occurring, as the case may be.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

     "Agreement" means this Purchase and Sale Agreement, including all Exhibits.

     "Allocated Value(s)" means the value of the Assets based on the discounted future net pre-tax proved reserves as determined by Buyer, and as set forth in Exhibit "C".

     "Assets" shall have the meaning specified in Section 2.1.

     "Assumed   Liabilities"  means  all  Environmental   Liabilities,   General
Liabilities, Plugging and Abandonment Obligations and other liabilities assumed by Buyer under the terms of this Agreement.

     "Cash Settlement" shall have the meaning specified in Section 2.6.

     "Casualty Loss" means a loss of or damage to personality, excluding oil, gas and other minerals in place, that is caused by a sudden, unexpected, catastrophic and unusual event or other acts of God.

     "Claim Notice" means notification by an Indemnified Party to an Indemnifying Party of any claim or demand for which the Indemnifying Party would be liable hereunder, and providing information which specifies the nature and basis of the claim or demand and the amount or the estimated amount of the claim or demand.

     "Claim Value" shall have the meaning specified in Section 3.4.

     "Claim Value Formula" shall have the meaning specified in Exhibit "C" or, if none is provided therein, the claim value formula mutually agreed to by the parties in writing.

     "Closing" means the consummation of the transactions contemplated in this Agreement other than any transactions specifically scheduled for a time after Closing by the terms hereof.

     "Closing Date" means the date specified in Section 15.2, or such other date as the parties may mutually agree upon in writing.

     "Confidentiality Agreement" means any Confidentiality Agreement between the Parties, and any amendments thereto, executed prior to and in conjunction with and for the purposes of this Agreement.

     "Contract Rights" means the Assets described in Section 2.1 (v).

     "Defect Value" shall have the meaning specified in Section 3.5.

     "Defensible Title" means title which is determinable of record, and is free of liens, claims, defects, encumbrances or deficiencies other than Permitted Encumbrances.

     "Deleterious Substance" means (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed as a hazardous substance, hazardous waste, hazardous material or pollutant under any Environmental Laws; (ii) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any Environmental Laws;
(iii) petroleum and its fractions,  crude oil and other petroleum products;  and
(iv) radioactive materials including but not limite to naturally occurring radioactive materials.

     "Disclosure Schedule" means Exhibit "H" to this Agreement.

     "Due Diligence Period" means the sooner of (i) thirty (30) calendar days following the date of this Agreement, or (ii) the Closing Date.

     "Earnest  Money  Deposit"  shall have the meaning  specified in Section 2.4
(i).

     "Effective Date" means 11:59 p.m. local time in Houston, Texas, on December 31, 1998.

     "Environmental  Assessments"  shall have the meaning  specified  in Section
4.4.

     "Environmental Disclosure Schedule" means Exhibit "G" to this Agreement.

     "Environmental Laws" means any applicable laws, orders, rules, regulations, judgments or decrees of any federal, state, tribal, county or municipal governing authority having jurisdiction over any Asset or Party which relate to pollution, the protection or cleanup of the environment, or the release or disposal of deleterious substances into the environment, including but not limited to ambient air, surface water, groundwater, land surface or subsurface strata; including all such laws, orders, rules, regulations, judgments or decrees as they may be amended, varied or modified in the future.

     "Environmental Liabilities" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorney's fees and expenses) or penalties created by, related to, or arising out of any Environmental Law, whether Accruing before or after the Effective Date; excluding all Plugging and Abandonment Obligations.

     "Excluded Assets" shall have the meaning specified in Section 2.2.

     "Execution Date" means the date on which this Agreement has been fully executed by Unocal and Buyer.

     "Facilities" means the Assets described in Section 2.1 (ii).

     "Final Accounting" shall have the meaning specified in Section 16.1.

     "Gas Imbalance" means the difference between the volume of produced gas that Unocal took from an Asset(s) and the volume of Unocal's gas entitlement for such Asset(s).

     "General Liabilities" means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorneys fees and expenses) or penalties created by, related to, or arising out of ownership or operation of the Assets, any contractual relationship, or any applicable law, order, rule, regulation, judgment or decree of any federal, state, tribal, county or municipal governing authority having jurisdiction over the Assets or the Parties, whether Accruing before or after the Effective Date; excluding Plugging and Abandonment Obligations (which are addressed elsewhere herein), Environmental Liabilities (which are addressed elsewhere herein), and all obligations, duties or liabilities for the payment of royalties and taxes which Accrued prior to the Effective Date, as well as liabilities sums and amounts that are liquidated and certain which have been invoiced or charged to Unocal under contracts for services rendered or goods provided prior to the Effective Date, and which ar attributable to periods prior to the Effective Date, and which sums and amounts remain outstanding as of the Closing Date.

     "Geophysical Data Licensing Agreement" means the agreement attached hereto and designated as Exhibit "I".

     "Geophysical Seismic Licensing Price" means the initial fee of $1.00, together with all other fees and charges described in the Geophysical Data License Agreement, which the Buyer will pay to Unocal to license the Geophysical Data described in the Geophysical Data Licensing Agreement.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnified Party" and "Indemnifying Party" shall have the meaning specified in Section 14.4.

     "Interest Rate" means an interest rate of 6.5% per annum.

     "Knowledge" means the actual knowledge of the applicable Party's officers and salaried employees directly, immediately and materially involved in the transactions which are the subject matter of this Agreement and, as to Unocal, that are equal to or above the level of asset manager in Unocal's management structure.

     "Leasehold Interests" means the Assets described in Section 2.1 (i).

     "Liens" means any and all liens, mortgages, charges, pledges, security interests, or other similar type encumbrances, including, but not limited to, such as may arise under any contracts or judgments.

     "Material Environmental Deficiency" means a deficiency or deficiencies in the Assets arising out of the Environmental Liabilities for which the cumulative estimated Remediation Cost will create a liability for which Buyer will be responsible in an amount in excess of 8.5% of the Purchase Price (being $3,111,694.20); provided, however, that any Remediation Costs assumed by Unocal under Section 4.7(v) below shall not be included in any calculation of the Material Environmental Deficiency.

     "Minimal  Environmental  Liabilities"  shall have the meaning  specified in
Section 4.7 (i).

     "NORM" means naturally occurring radioactive material.

     "P&A Conversion Price" shall mean U.S.$3,030,000.

     "Party"  or  "Parties"   means  Unocal  or  Buyer,   or  Unocal  and  Buyer
respectively.

     "Party Adverse Effect" shall mean an event, taking into account all facts and circumstances, on the business, properties, condition (financial or otherwise) or operations of a Party, which has had or could reasonably be expected to have a material adverse effect on the ability of such Party to perform its obligations under this Agreement.

     "Permits" means any and all permits, including temporary permits to construct or operate, authorizations, approvals, registrations, rights of way, orders, waivers, variances or other licenses issued or granted by any federal, state, tribal or local administrative or governmental authority, bureau or agency.

     "Permitted Encumbrances" means (i) liens for taxes, assessments or other governmental charges or levies not yet delinquent; (ii) liens in connection with workers' compensation, unemployment insurance or other social security, old-age pension or public liability obligations which are not yet due or delinquent;
(iii) liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of law in the ordinary course of business as to obligations which are not yet delinquent or which have not been filed pursuant to law; (iv) rights to consent by, required notices to, filing with, or other actions by governmental entities in connection with the sale or conveyance of the applicable property if the same are customarily obtained subsequent to such sale or conveyance; (v) easements, rights of way, restrictions, encroachments and other similar encumbrances, and minor defects in the chain of title which do not interfere with the continued current use of the applicable property or materially detract from the value of such property; (vi) rights of utility companies to lay, maintain and repair pipelines, conduits, cable boxes and other installations on, under, and across the applicable property; (vii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any interest in any manner, and all applicable laws, rules and orders of such authority; (viii) any lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by a court of competent jurisdiction; and (ix) all matters disclosed in the Disclosure Schedule or Environmental Disclosure Schedule which affect the quality or quantity of title.

     "Person" means any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company, joint stock company, estate, unincorporated organization or other entity, and their successors and assigns; or any governmental or political subdivision, including any agency, department or instrumentality thereof.

     "Plugging and Abandonment Obligations" means all usual and normal prudent operations for the plugging, abandonment, surface restoration, site clearance, and disposal of related waste materials, including NORM and asbestos, of all oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description on the Assets, in compliance with all applicable contractual obligations and applicable rules and regulations of governmental bodies having jurisdiction over the Assets. Plugging and Abandonment Obligations do not include cleanup of polluted lands, air or water other than routine cleanup normally associated with plugging and abandonment, such cleanup obligations which are other than routine being included within the definition of Environmental Liabilities.

     "Purchase Price" shall have the meaning specified in Section 2.3.

     "Qualified Claim" means an unknown Environmental Liability which Accrued prior to the Effective Date, and which is the subject of a specific written claim asserting Unocal's or Buyer's responsibility made and asserted during the period within six (6) months following the Closing Date (or, with respect to any claims of Environmental Liability made or asserted within one (1) year following the Closing Date by the Oklahoma Corporation Commission in connection with Complaint # 185990GD041094 received by the Oklahoma Corporation Commission on October 14, 1998) either by a governmental entity or by a third party that is not an Affiliate or a successor in interest of Buyer, with a Claim Notice provided by Buyer to Unocal at once but in no case later than thirty (30) days after Buyer's receipt of such claim. Provided, however, Environmental Law for purposes of determining Environmental Liabilities that can be Qualified Claims shall not include Environmental Laws as they may be amended, varied or modified in the future, but shall be limited to Environmental Laws in effect and applicable to the Assets as of the Effective Date.

     "Qualified Claim Cost Sharing Allocation" shall have the meaning specified in Section 4.7.

     "Remediation Cost" means the cost to remedy any Environmental Liability using the most cost effective methods and manner that satisfy applicable
Environmental Laws, and which are consistent with the continued use of the affected Assets in the same capacity and for the same purposes as they were being used on the Effective Date.

     "Surface Access Agreements" means the Assets described in Section 2.1 (vi).

     "Title Defect" shall have the meaning specified in Section 3.2.

     1.2 Undefined Financial Accounting Terms: Undefined financial accounting terms used in this Agreement shall be defined according to generally accepted accounting principles.

     1.3 References: References in this Agreement to Sections or Exhibits shall be to the entirety of the Sections or Exhibits of this Agreement which are referred to unless expressly limited to a sub-Section in the reference. References, if any, in this Agreement to "hereby", "herein", "hereinabove", "hereinafter", "hereinbelow", "hereof", "hereunder", and words of similar import shall be to this Agreement in its entirety and not only to the particular Section or Exhibit in which such reference appear unless expressly stated to the contrary.

     1.4 Construction: Unless the context otherwise requires: (i) "or" is not exclusive; (ii) words used in the singular include the plural and words used in the plural include the singular; (iii) words used in the masculine include the feminine and words used in the feminine include the masculine; (iv) any date specified for any action that is not a business day as such term is generally defined in the United States of America shall be deemed to mean the first business day after such date; (v) neither the captions to Sections or paragraphs hereof nor the Table of Contents shall be deemed to be a part of the Agreement;
(vi) the Exhibits form a part of the Agreement and shall have the same force and effect as if set out in the body of the Agreement; and (vii) references herein to any other agreement or instrument shall, unless the context otherwise requires or specifies, be deemed references to that agreement or instrument as it may from time to time be changed, amended or extended, but shall not be an incorporation by reference unless specifically so provided.

                                    SECTION 2

                                PURCHASE AND SALE

     2.1 Assets: Subject to the terms and conditions of this Agreement, Unocal shall sell and Buyer shall purchase on the Closing Date, effective as of the Effective Date, without warranty of title, either express or implied, all of Unocal's right, title and interest in the following assets ("Assets"):

     (i) Unocal's leasehold interest in the oil, gas and other mineral leases described in Exhibit "A", insofar as same cover and affect the lands described in Exhibit "A" ("Leasehold Interests");

     (ii) the wells, equipment and facilities permanently located on the lands described in Exhibit "A, including, but not limited to, pumps, surface and subsurface well equipment, gas plants, saltwater disposal wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, gathering lines, flow lines, valves, meters, separators, tanks, tank batteries, and other fixtures ("Facilities");

     (iii) the oil, condensate and natural gas liquids produced after the Effective Date, including line fill below the pipeline connections as of the Effective Date attributable to the leasehold interests described in Exhibit "A";

     (iv) all personal property, warehouse stock and idle equipment described in Exhibit "B";

     (v) all contracts and agreements concerning the properties described in Exhibits "A" and "B", including, but not limited to, unit agreements, pooling agreements, areas of mutual interest agreements, farmout agreements, farmin agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, road use agreements, drilling contracts, operating agreements, well service contracts, production sales contracts, gas contracts, gas balancing agreements, storag or warehouse agreements, supplier contracts, service contracts, construction agreements, division orders and transfer orders, insofar as and only insofar as they relate to the interests and properties described in Exhibits "A" and "B" ("Contract Rights"); and

     (vi) all surface use agreements, easements, rights of way, licenses, authorizations, Permits, and similar rights and interests applicable to, or used in connection with, any or all of the interests and properties described in Exhibits "A" and "B" ("Surface Access Agreements"); and

     2.2 Excluded Assets: It is specifically agreed that Unocal is not selling and Buyer is not purchasing the following assets ("Excluded Assets"):

     (i) all rights and interests of any kind in the leases and lands described in Exhibit "A" other than the leasehold interests specifically described in
Section 2.1 (i);

     (ii) in conjunction with any interests retained by Unocal in the leases, lands and wells described in Exhibit "A", a like interest in all applicable Facilities, Contract Rights and Surface Access Agreements;

     (iii)  any  and  all   interests  in  the  Assets   Unocal  is  legally  or
contractually restricted from selling;

     (iv) all materials and equipment leased or temporarily located on the Leasehold Interests, and any materials, equipment, pipelines, facilities or interests in the land owned by a purchaser and/or transporter of oil and/or gas therefrom, a lessor, or a third Person;

     (v) all interests in pipelines, Facilities, Contract Rights and Surface Access Agreements owned by Unocal that are not used in connection with the Assets or which cover lands described in the Leasehold Interests, but which are used in connection with properties that are not being sold under the terms of this Agreement;

     (vi) items sold, transferred, disposed of or consumed and contracts terminated prior to the Closing Date in the ordinary course of business;

     (vii) any right to use the "Unocal" name, marks, trade dress or insignia, or to use the name of any other subsidiary of Unocal Corporation; and all of Unocal's intellectual property, including, but not limited to patents, trade secrets, and copyrights;

     (viii) all amounts due or payable to Unocal as adjustments or refunds under any contracts affecting the Assets for all periods of time prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements;

     (ix) all rights, titles, claims and interests of Unocal or its Affiliates to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards; and any employment, consulting, office lease or accounting service contracts;

     (x) all claims and chooses in action of Unocal arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Effective Date;

     (xi) all proceeds, benefits, income or revenue accruing to the Assets prior to the Effective Date, and any claims of Unocal for refunds of or losses carried forwards with respect to taxes attributable to the Assets for any period prior to the Effective Date; and

     all geophysical, geological and seismic data, surveys, analysis and similar data or information, which is not specifically licensed under the Geophysical Data Licensing Agreement.

     2.3 Purchase Price: The Purchase Price for the Assets shall be THIRTY SIX MILLION SIX HUNDRED EIGHT THOUSAND ONE HUNDRED SIXTY SEVEN DOLLARS AND NO/100 ($36,608,167.00) ("Purchase Price") in United States currency.

     2.4 Payment Procedures: Payment shall be made as follows:

     (i) contemporaneous with the execution of this Agreement, Buyer shall pay and deliver to Unocal by wire transfer of immediately available funds, as specified by Unocal, an Earnest Money Deposit of $1,830,408.35 ("Earnest Money Deposit");

     (ii) at Closing, Buyer shall pay to Unocal the remainder of the Adjusted Purchase Price, plus or minus any Cash Settlement by wire transfer of immediately available funds as specified by Unocal.

     2.5 Adjusted Purchase Price: The net price which Buyer shall pay for the Assets ("Adjusted Purchase Price") shall be:

     (i) the Purchase Price; plus or minus

     (ii) any adjustments for Title Defects; minus

     (iii) the Allocated Value or Claim Value of any part of the Assets sold to a third Person pursuant to the exercise of a preferential purchase right; plus the Geophysical Seismic License Price; plus

     the upward  adjustment for the P&A Conversion  Price,  if applicable  under
Section 15.4 below.

     2.6 Cash Settlement: The sum ("Cash Settlement") due to settle accounts until the Final Accounting shall be determined, in good faith, by Unocal for Closing purposes by adding or subtracting from the Adjusted Purchase Price as follows:

     (i) subtract the Earnest Money Deposit;

     (ii) add the amount of estimated expenditures made by Unocal that are attributable to the Assets for the period between the Effective Date and Closing Date including, without limitation, royalties, taxes, rentals and similar charges and expenses, including those billed under applicable operating agreements, and all prepaid expenses;

     (iii) subtract the amount of estimated revenues received by Unocal in connection with sales of hydrocarbons and associated products from the Assets, together with any other income from the Assets, Accruing after the Effective Date, excluding estimated revenues from the sale of liquid hydrocarbons in storage tanks above the pipeline connection on the Effective Date valued at market or contract prices in effect as of the Effective Date after deducting royalty and tax obligations;

     (iv) add any positive adjustments for any underbalanced position of Unocal with respect to any Gas Imbalances.

                                    SECTION 3

                                TITLE EXAMINATION

     3.1 Access to Title Information: After the date of this Agreement and until the end of the Due Diligence Period, Unocal shall make all of its land records that are not privileged or confidential available to Buyer at Unocal's offices located at 14141 Southwest Freeway, Sugar Land, Texas 77478, or such other place as deemed appropriate by Unocal, during normal business hours, for examination by Buyer. Unocal shall not be obligated to perform any title work, and no abstracts or title opinions will b made current by Unocal. NO WARRANTY OF ANY KIND IS MADE BY UNOCAL AS TO THE INFORMATION SO SUPPLIED, AND BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, BUYER ASSUMES THE RISK OF ANY TITLE DEFECTS AND/OR CONFLICTING ADVERSE RIGHT(S), TITLE(S) AND/OR INTEREST(S) WHICH A RECORD TITLE CHECK AND/OR PHYSICAL INSPECTION REVEALS OR WOULD HAVE REVEALED.

     3.2 Title Defects: For purposes of this Agreement, a defect in title ("Title Defect") shall mean a defect in one or more of the following respects only:

     (i) Unocal's interest in any one or more of the properties comprising the Assets described in Exhibit "A" is more or less than the interest for such property(ies) reflected in Exhibit "A";

     (ii) Unocal's rights and interests in one or more of the properties comprising the Assets described in Exhibit "A" are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or similar right not reflected in Exhibit "A" nor disclosed to Buyer in the Disclosure Schedule; or

     (iii) Unocal's title to one or more of the properties comprising the Assets described in Exhibit "A" is subject to any lien, claim, defect, encumbrance or deficiency which causes Unocal to not have Defensible Title to such property(ies).

     3.3 Notice of Title Defect: Upon discovery of a Title Defect, the Party discovering same shall as soon as reasonably possible thereafter notify the other Party of the Title Defect. The notice shall include with reasonable specificity the property or properties described in Exhibit "A" which are affected, the particular Title Defect claimed, and the notifying Party's good faith estimate of the Claim Value or Defect Value. Any Title Defect which is not asserted by Unocal or Buyer prior to the end of the Due Diligence Period shall conclusively be deemed waived by both parties for all purposes.

     3.4 Claim Value: If a claim of Title Defect is made pursuant to Section 3.2
(i) or (ii), the value of the claim ("Claim Value") shall be calculated using the Claim Value Formula and Allocated Values set out in Exhibit "C".

     3.5 Defect  Value:  If a claim of Title Defect is made  pursuant to Section
3.2 (iii) for a matter not covered by Sections 3.2 (i) or (ii), the value of the defect ("Defect Value") for a defect that is a liquidated or certain amount shall be such liquidated or certain amount, and as to unliquidated or uncertain amounts it shall be an amount necessary to compensate Buyer for the adverse economic effect of such Title Defect on the value of the property(ies) affected, taking into consideration all relevant factors, including the practical and legal effect of the Title Defect. In no instance shall a Defect Value be an amount in excess of the Allocated Value of an affected property.

     3.6 Remedies for Title Defects:

     (i) Unocal may elect to cure any or all Title Defects; provided, however, if Unocal elects to cure a Title Defect, but has not been able to do so by the Closing Date, the Parties shall proceed with the Closing, with the Claim Value or Defect Value, as applicable, being an adjustment to the Purchase Price. Unocal shall retain the right to cure any such Title Defect for a period of time not to exceed one year after the Closing Date. Within thirty (30) days of Buyer's receipt of curative documents which eliminate the Title Defect, Buyer shall tender to Unocal the applicable Claim Value or Defect Value withheld at Closing. Unocal's option to cure Sections 3.2 (i) or (ii) Title Defects shall include the option to partially cure any such Title Defect or Title Defects so as to reduce the Claim Value of the Title Defect or Title Defects to an amount Unocal shall in its sole discretion determine.

     (ii) If the Claim Value or Defect Value of a Title Defect is equal to twenty-five percent (25%) or more of the Allocated Value of a property described in Exhibit "A", Unocal may in its sole discretion elect to retain the affected property and delete it from the Assets. In such instance, the Purchase Price shall be adjusted in an amount equal to the Claim Value of the deleted property(ies).

     (iii) If a Title Defect is a Section 3.2 (i), (ii), or (iii) Title Defect which increases or decreases Unocal's interest in the Assets, and Unocal does not elect to cure the Title Defect, the Purchase Price shall be adjusted up or down by the Claim Value of the Title Defect.

     (iv) If Unocal contests the existence of a Title Defect or Buyer's good faith estimate of the Claim Value or Defect Value of the Title Defect, the Parties shall meet and use their best efforts to agree on the validity and/or value of the Title Defect. If the Parties cannot agree on the validity and/or value of a Title Defect, and neither Party elects to waive its claim, the dispute shall be submitted to arbitration in accordance with the arbitration procedures set forth in Exhibit "D".

     3.7 Purchase Price Adjustments Threshold: No other provision herein withstanding, the Purchase Price shall not be adjusted due to or for a Title Defect, and neither Party shall notify the other Party of a Title Defect unless or until the Claim Value or Defect Value of the Title Defect exceeds $10,000.00. This $10,000.00 Title Defect threshold shall be applied separately to each property described in Exhibit "A" that has been assigned a separate Allocated Value, but shall be calculated on a cumulative basis if a separate property is subject to more than one Title Defect.

     3.8 Preferential Purchase Rights: Preferential purchase rights shall not be considered Title Defects hereunder regardless of whether or not they are reflected in the Disclosure Schedule. As to any and all preferential purchase rights affecting Unocal's interest in all or part of the Assets, in accordance with the provisions of the agreement which created the rights, Unocal shall send to the owner or owners of such rights a notice offering to sell to such owner or owners, those Assets covered by such rights for the Allocated Value assigned to the affected Assets. If the owner or owners of the rights exercise same, the affected portion of the Assets shall be deleted from the transaction, and the Purchase Price shall be reduced in an amount equal to the Allocated Value of the deleted Assets. If the specific Assets affected do not have a separate Allocated Value, the value shall be the Claim Value of the deleted Assets.

     3.9 Preferential Purchase Right Disputes:

     (i) If an owner of a preferential purchase right obtains judicial relief which permanently enjoins the consummation of the transactions contemplated under this Agreement, such enjoinder shall be deemed a termination of this Agreement by mutual consent of the Parties.

     (ii) If an owner of a preferential purchase right seeks judicial relief, other than injunctive relief, Buyer shall indemnify, defend and hold Unocal harmless from any and all claims, causes of action, costs and expenses arising out of or relating to such dispute.

                                    SECTION 4

                              ENVIRONMENTAL MATTERS

     4.1 No Admission Against Interest: Nothing contained in this Section 4, or elsewhere in this Agreement, shall be construed to be an admission against interest as to Unocal or Buyer. Unocal and Buyer have not included Environmental Liability related provisions herein due to any perceived liability and specifically disclaim the existence of any such liability to third parties (including governmental entities) based on contract, tort, statute or otherwise.

     4.2 Physical Condition of the Assets: Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of Deleterious Substances, and the Assets may be contaminated with such materials. Physical changes in or under the Leasehold Interests or adjacent lands may have occurred as a result of such uses. The Assets may contain wells, sumps, landfills, pits, ponds, tanks, impoundments, foundations, pipelines and other equipment, whether or not of a similar nature, any of which may be buried and contain Deleterious Substances, and the locations of which may not be known to Unocal or be readily apparent by a physical inspection of the property. Further, spills, leaks, blowouts and routine operations may have led to contamination of the Assets with Deleterious Substances, the locations of which may not be known to Unocal or be readily apparent by a physical inspection of the property. Buyer understands that Unocal does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any use has had on the physical condition of the Assets. In addition Buyer acknowledges that some oil field production equipment may contain asbestos and/or NORM. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain asbestos and NORM, and that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Property and that asbestos and NORM containing materials may be buried or have been otherwise disposed of on the Property. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM and other Deleterious Substances from the Property where they may be found.

     4.3 Endangered Species,  Critical Habitat,  Wetlands,  Geologic Hazards and
Flooding: "Endangered Species" as used herein shall have the same meaning as "endangered species" is defined pursuant to 16 U.S.C. 1532(6) or the laws of the state in which the Leasehold Interest is located; as "threatened species" is defined pursuant to 16 U.S.C. 1533(30) or the laws of the state in which the Leasehold Interest is located; and/or, as a candidate species for such listing under federal or state law. "Critical Habitat" as used herein shall have the meaning as defined pursuant to 16 U.S.C. 1532(5). "Wetland" as used herein shall have the meaning as defined in 40 Code of Federal Regulations ss.230.3(a), or under the laws of the state in which the Leasehold Interest is located. "Geologic Hazards" as used herein shall include seismic hazard and any earth slides or other earth movement. "Flooding" as used herein shall include the risks associated with a flood plain, flood way or restriction zone and/or any diminution in the value of the Property or restriction of its use by reason of the risk of water entering or remaining thereon. WITHOUT IN ANY WAY LIMITING ANY OTHER DISCLAIMERS OF WARRANTY HEREIN AND NOTWITHSTANDING ANY DISCLOSURES MADE BY UNOCAL TO BUYER, UNOCAL DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS OF THE DATE OF THIS AGREEMENT AND/OR AS OF THE CLOSING OF THE COMPLETENESS OF ANY SUCH DISCLOSURE OR THAT THE PROPERTY IS FREE FROM ANY
ENDANGERED SPECIES OR THAT ALL OR ANY PART OF THE PROPERTY IS NOT A CRITICAL HABITAT OR A WETLAND, OR THAT ANY PART OF THE ASSETS DOES NOT INCLUDE A GEOLOGIC HAZARD, OR THAT ANY PART OF THE PROPERTY IS NOT SUBJECT TO FLOODING. Notwithstanding any knowledge that could be imputed to Unocal, Buyer has the obligation to ascertain the presence of and extent of any Endangered Species, Critical Habitat, Wetland, Geologic Hazards and the risk of Flooding on the Property.

     4.4   Environmental   Assessments  and  Completion  of  Environmental   Due
Diligence: From the date of this Agreement, Unocal will provide Buyer (or its contractor) with reasonable access to the Assets operated by Unocal for the Due Diligence Period, during which Buyer will, as part of Buyer's due diligence, conduct, at its sole risk and expense, Phase I environmental site assessments as provided below and such additional environmental site assessments as Buyer determines is appropriate (collectively, the "Environmental Assessments"). Buyer agrees to conduct a Phase I environmental site assessment (pursuant to American Society for Testing and Materials standards) on each of the fields operated by Unocal set forth in Exhibit "E", to be conducted by an unrelated third party qualified to conduct such Phase I environmental site assessments. Buyer agrees to immediately provide to Unocal a copy of the Environmental Assessments, including all reports, data and conclusions, and, in any event, Buyer shall provide Unocal a copy of all of the foregoing no later than 10 days prior to Closing. Buyer shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and, unless required by law, will not disclose same to any person or agency without the prior written approval of Unocal except to the extent such disclosure is to financial institutions, environmental consultants, legal counsel or other parties to whom disclosure is appropriate and desirable to consummate this transaction, but subject to the prior agreement of any such party to maintain the confidentiality of the information. Buyer shall complete its environmental due diligence within the Due Diligence Period.

     4.5 Buyer's Access to Assets; Indemnification; Insurance:

     (i) Buyer shall have reasonable access to the Assets to conduct its environmental due diligence including but not limited to the Environmental Assessments. Buyer shall not perform any act or permit the performance of any act that would injure the Assets or disrupt Unocal's activities thereon or the surface owner's or the surface tenant's activities thereon. If the consent of the surface owner or the surface tenant or any other third party is required in connection with Buyer's access to the Assets, Buyer agrees to obtain such consent before entering onto the Assets affected thereby (and Unocal will reasonably cooperate (at no cost to Unocal) with Buyer's attempt to obtain such third-party consents).

     (ii) Buyer RELEASES AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS Unocal , its directors, officers, employees, agents and Affiliates against all claims for injury to, or death of, persons or damage to property arising in any way from the exercise of access rights granted to Buyer for environmental due diligence or due diligence for any other purpose, or from the activities of Buyer or its employees, agents or contractors on the Assets. Buyer shall indemnify Unocal, its directors, officers, employees, agents and Affiliates against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including reasonable attorney's fees, arising out of (i) any and all third party statutory or common-law Liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Assets; and (ii) any injury to or death of any of Buyer's employees, agents or representatives or damage to property occurring in, on or about the Assets as the result of Buyer's due diligence activities, REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, PREMISES LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF ANY PARTY OR PERSON (except for any such injuries or damages caused solely by the gross negligence or willful misconduct of any said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Agreement without Closing.

     (iii) Buyer shall obtain and maintain insurance acceptable to Unocal which is primary as to any insurance or self-insurance available to Unocal and which names Unocal as an additional insured with respect to liability arising out of Buyer's or its agents' activities on the Assets, including a severability of interest clause (cross liability), which additional insured endorsement shall not exclude coverage based upon the alleged or actual negligence of the additional insured. Such insurance shall include:

     (a) commercial general liability insurance occurrence form or the equivalent with the amendment-aggregate limits of insurance covering contractual liability, subcontractor's liability, blanket contractual liability, and, unless waived in writing by Unocal, liability arising from explosion, collapse, or underground property damage, all with a minimum combined single limit of $1,000,000.00 each occurrence, $2,000,000.00 aggregate, for bodily injury, death, property damage, business interruption and personal injury;

     (b) comprehensive automobile liability insurance or business auto policy on an occurrence basis covering all owned, hired or otherwise operated non-owned vehicles with a minimum combined single limit of $1,000,000.00 each occurrence for bodily injury, death and property damage;

     (c) workers' compensation insurance as required by law; and

     (d) employers' liability insurance with a minimum limit of $1,000,000.00 each occurrence.

     Such insurance shall be written by a carrier with a Best's rating of A IX or above. Before the entry by Buyer upon the Assets, Buyer shall provide Unocal with policies or certificates of the aforesaid insurance acceptable in form and substance to Unocal which shall provide that coverage shall not be canceled or materially changed prior to thirty (30) days' written notice to Unocal. Subrogation against Unocal shall be waived with respect to all of the insurance policies set forth above (including without limitation, policies of any consultant). An alternate employer endorsement may be substituted for the additional insured endorsement with respect to worker's compensation insurance and employer's liability insurance only. The insurance required by this provision in no way limits Buyer's obligations under any other Section of this Agreement. Further, the insurance to be carried shall in no way be limited by any limitation expressed elsewhere in this Agreement, or any limitation placed on the indemnity herein given or as a matter of law.

     4.6 Assumption of Environmental Liabilities: Buyer shall assume and discharge any and all Environmental Liabilities relating to or arising from the Assets, whether relating to or arising from ownership or operations before or after the Effective Date, except as follows:

     (i) Buyer assumes no Environmental Liabilities unless and until Closing occurs; and

     Based on the Qualified Claim Cost Sharing Allocation, Unocal shall be responsible for a portion of the Remediation Costs for Qualified Claims.

     4.7 Qualified Claim Cost Sharing: Any Remediation Costs incurred by Buyer or Unocal in satisfying a Qualified Claim shall be allocated and satisfied by the Parties as follows ("Qualified Claim Cost Sharing Allocation"):

     (i) each separate and distinct Qualified Claim for which the Remediation Cost is $10,000 or less ("Minimal Environmental Liabilities") shall be allocated to and satisfied by Buyer;

     Subject to Section 4.7 (i) above, cumulative Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, up to an aggregate amount equal to $50,000 are allocated to and shall be satisfied by Unocal and buyer as follows: Buyer shall satisfying the first $10,000 of each separate and distinct Qualified Claim for which the Remediation Cost is greater than $10,000 and Unocal satisfying the balance of the claim up to an aggregate amount for all Qualified Claims of $50,000;

     (iii) Subject to Sections 4.7 (i) and (ii), cumulative Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, which exceed an aggregate amount equal to $50,000 (with such aggregate $50,000 for all Qualified claims being allocated and satisfied in the manner described in
Section 4.7 (ii) above) and up to an aggregate amount equal to one hundred percent (100%) of the Adjusted Purchase Price are allocated to and shall be satisfied one-half by Buyer and one-half by Unocal.

     (iv) Subject to Sections 4.7 (i) - (iii), cumulative Remediation Costs for all Qualified Claims, except Minimal Environmental Liabilities, which exceed an aggregate amount equal to one hundred percent (100%) of the Purchase Price are allocated to and shall be satisfied by Buyer.

     (v) Notwithstanding Subparagraphs (i)- (iv) above, with respect to those Remediation Costs associated with a proposed mercury remediation described on Exhibit "G" regarding the Caddo Field and Plant, shall be allocated and satisfied by Unocal, insofar and only insofar as (a) such Remediation Costs are liquidated and certain as of the Execution Date or are incurred subsequently pursuant to a written statement or scope of work approved and signed by Unocal (and Buyer shall provide Unocal access to the Assets after Closing to supervise and complete said statements or scopes of work), and (b) the Remediation Costs only relate to clean-up or environmentally required remediation to the standards expressly required of Unocal by the Oklahoma Department of Environmental Quality pursuant to a written "Mercury Cleanup Workplan for Unocal Caddo Gas Field, Springer, Oklahoma" for EMCON Project No.: 61900-037.002 under those Environmental Laws existing as of the Execution Date, and (c) the Remediation Costs are actually incurred by Unocal prior to December 31, 1999; and any other Environmental Liabilities or Remediation Costs associated with or relating to such mercury (or other) contamination, associated with or relating to the remediation or clean-up thereof shall be handled in accordance with the terms and provisions of this Agreement and assumed by Buyer as part of the Assumed Liabilities.

     4.8 Limitation:

     No obligations allocated to or assumed by Unocal under this Agreement shall include any obligation to remediate any Environmental Liability in or upon land or any water course or body of water including ground water beyond the lawful requirements of the government agency or agencies with jurisdiction over the Assets or a court of competent jurisdiction, nor shall such obligations include any action, cost or expense other than actions, costs, or expenses required by law. Between the Parties, Unocal shall have the right but not the obligation to direct and control any work required to remedy Environmental Liabilities if it may be responsible for more than fifty percent (50%) of the costs and expenses of such work attributable to the interest of the Parties; provided, however, if the Parties have control, regardless of which Party directs and controls any required work to remedy Environmental Liabilities, all such actions shall be the most cost efficient possible to comply with applicable Environmental Laws and which are consistent with continued use of the Assets for the same purposes they were being used on the Effective Date, and shall be based on mutually acceptable actions after consultation with the other Party.

     THE LIMITATIONS ON UNOCAL'S LIABILITY, AND THE ASSUMPTION OF ALL LIABILLITIES ABOVE SUCH LIMITATIONS BY BUYER, UNDER THIS SECTION 4 AND ELSEWHERE IN THIS AGREEMENT SHALL APPLY REGARDLESS OF WHETHER SUCH LIABILITIES ARE KNOWN OR UNKNOWN, RELATE TO ACTIONS, EVENTS OR CONDITIONS EXISTING OR OCCURING PRIOR TO THE EFFECTIVE DATE, WHETHER ATTRIBUTABLE (IN WHOLE OR IN PART) TO THE ACTIONS, SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, PRODUCTS LIABILITY, ENVIRONMENTAL LIABILITY, PREMISES LIABILITY, OR OTHER FAULT, LIABILITY OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON OR PARTY, AND REGARDLESS OF WHETHER ASSERTED UNDER ANY THEORY OF LIABILITY.

     4.9 Termination Due to Material Environmental Deficiencies: If it is determined during the Due Diligence Period that a Material Environmental Deficiency exists, either Buyer or Unocal may elect to terminate this Agreement, unless Buyer and Unocal mutually agree in writing to delete all or part of the affected Assets from this Agreement such that the total Environmental Liabilities remaining do not constitute a Material Environmental Deficiency.

     4.10 Determination of Value:

     (i) Upon delivery of notice by Buyer to Unocal of a Material Environmental Deficiency, Buyer and Unocal shall meet and use their best efforts to agree on whether such a Material Environmental Deficiency exists. The value of Environmental Liabilities shall be based on the estimated Remediation Cost.

     (ii) If, during the Due Diligence Period, Buyer determines there is a Material Environmental Deficiency and desires to terminate this Agreement, it shall immediately so notify Unocal. Unocal shall respond on the earlier of the Date of Closing or seven (7) days from the date of notice whether it concurs in Buyer's determination that the estimated Remediation Cost of the applicable Environmental Liabilities is sufficient to constitute a Material Environmental Deficiency. In the event Unocal concurs in Buyer's determination, the termination of this Agreement shall be treated as a termination by mutual consent of the Parties.

     (iii) If Unocal timely notifies Buyer that it does not concur with the Buyer's determination of the estimated Remediation Costs, Buyer may still elect to terminate this Agreement and request a determination of the value of the Environmental Liabilities by the following procedure: the Parties will submit the issue of the existence of a Material Environmental Deficiency to arbitration in accordance with the arbitration procedures set forth in Exhibit "D". If the arbitrators determine that a Material Environmental Deficiency does not exist, Buyer will pay the arbitration costs and shall not be entitled to the return of the Earnest Money Deposit. If the arbitrators find that a Material Environmental Deficiency does exist, Unocal will pay the arbitration costs and shall return Buyer's Earnest Money Deposit with interest at the Interest Rate within fifteen
(15) business days. If Buyer does not elect to terminate this Agreement in a written notice to Unocal prior to the commencement of arbitration in connection with this Section, then Buyer shall be deemed to have waived its right to terminate this Agreement under this Section 4.10(iii) unless and until the arbitors determine that a Material Environmental Deficiency exists, and if such arbitors determine that no Material Environmental Deficiency exists, then Buyer shall pay all arbitration costs an proceed toward Closing, subject to the other terms and conditions of this Agreement.

     (iv) Any and all disagreements between Buyer and Unocal regarding the value of Environmental Liabilities shall be submitted to arbitration in accordance with the arbitration procedures set forth in Exhibit "D".

                                    SECTION 5

                          OPERATIONS AND CASUALTY LOSS

     5.1 Operations: Between the Execution Date and Closing, as to the portion of the Assets to be conveyed which Unocal now operates, it shall operate the same in a good and workmanlike manner. At Closing such operations shall be turned over to and become the responsibility of Buyer, unless an applicable unit, pooling, communitization or operating agreement requires otherwise, in which case (unless Buyer and Unocal otherwise agree) Unocal shall continue the physical operation of such portion of the Assets, pursuant to and under the terms of such applicable agreement, until such time after Closing as such applicable agreement may require. However, Unocal shall have no liability as operator to Buyer, for any operations by Unocal, for loss or damages sustained, or liabilities incurred, REGARDLESS OF THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF UNOCAL OR ANY OTHER PERSON OR PARTY, except as may result directly from Unocal's gross negligence or willful misconduct. Such operations from and after the Closing shall be conducted by Unocal for and on behalf of Buyer, and Unocal shall make appropriate charges to Buyer pursuant to any applicable operating agreement. In the absence of any applicable operating agreement, for any such services performed by Unocal as operator of the Assets (or portions thereof) from and after the Effective Date, Buyer shall pay to Unocal the applicable Asset's working interest percentage of an overhead operating charge of $400 per month per active well operated by Unocal; plus Buyer shall reimburse all reasonable and necessary expenses incurred by Unocal in such operation, protection or maintenance of the Assets as are not normally included within the operating charge in standard form accounting procedures but are paid as direct charges thereunder. Any such charges and expenses shall be recovered by Unocal as part of the Closing or Final Accounting adjustments as appropriate.

     5.2 Casualty Loss: Upon the Closing, the risk of Casualty Loss relating to the Assets shall pass from Unocal to Buyer.

     5.3 Successor Operator: Buyer acknowledges and agrees that Unocal cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator.

     5.4 Restrictions on Operations: Between the Execution Date and Closing, except as necessary in Unocal's opinion in emergency situations, Unocal shall not, without Buyer's consent, voluntarily incur any liability or enter into any commitment with respect to the Assets which will cost in excess of $25,000 net to Unocal with respect to an individual project; cancel any contract associated with the Assets except in the ordinary course of business; or enter into any hedging, forward sales or similar agreements with respect to production from the Assets.

                                    SECTION 6

                    REPRESENTATIONS AND WARRANTIES OF UNOCAL

     Unocal hereby represents and warrants to Buyer as follows:

     6.1 Organization: Unocal is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and is qualified to do business and is in good standing as a foreign corporation in every other jurisdiction where the failure to so qualify would have a Party Adverse Effect on Unocal.

     6.2 Authority to do Business: Unocal has all requisite power and authority to own, lease or operate the Assets and to carry on the business as now conducted.

     6.3 Binding Obligation:

     (i) Unocal has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

     (ii) All corporate acts and other proceedings required to be taken by Unocal to authorize the execution, delivery and performance by Unocal of this Agreement, have been duly and properly taken.

     (iii) This Agreement has been duly executed and delivered by Unocal and constitutes the valid and binding obligation of Unocal, enforceable against Unocal in accordance with its terms.

     (iv) The execution, delivery and performance by Unocal of this Agreement does not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or By-laws of Unocal or any law, ordinance, rule, regulation, order, decree, agreement, instrument or license applicable to Unocal or to the Assets.

     6.4 Litigation, Suits or Claims: To Unocal's Knowledge, except as disclosed in the Disclosure Schedule, there are no actions, suits or proceedings pending or threatened in writing against Unocal which if decided unfavorably to Unocal could have a Party Adverse Effect on Unocal, or a material adverse effect on the value of any one of the Assets (other than actions, suits, proceedings, asserted or threatened, relating to Title Defects or Environmental Liabilities or disclosed in the Environmental Disclosure Schedule or other Disclosure Schedules).

     6.5 Relation to Assumed Liabilities: No representation or warranty contained herein shall be deemed a representation or warranty by Unocal which abrogates the obligations of Buyer to investigate the Assets, and make an independent decision to purchase the Assets; and Buyer's obligations herein with respect to the investigation of, and independent decision to purchase the Assets, are not diminished by any representations or warranties herein.

     6.6 Disclaimer of Warranties: THE ASSETS ARE SOLD "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS," AND EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (a) THE CONDITIONS OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY UNOCAL OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY,
(c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF UNOCAL (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS, AND (e) THE FAILURE OF ANY COMPUTER, ELECTRONICS, SOFTWARE, OR COMPONENTS TO BE FREE OF ANY BUGS OR ERRORS, INCLUDING, BUT NOT LIMITED TO, ANY DEFICIENCIES RELATING TO THE INABILITY TO PROPERLY FUNCTION BEYOND DECEMBER 31, 1999 (BEING SOMETIMES REFERRED TO AS THE "YEAR 2000 BUG" OR "Y2K PROBLEM").

     6.7 Gas Entitlements: To Unocal's Knowledge, except as described in Exhibit "F", Unocal is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Assets at any time after the Effective Date without receiving full payment therefor at the time of delivery.

     6.8 Disclosure: To Unocal's Knowledge, neither this Agreement nor any certificate to be furnished by Unocal contains or, upon delivery thereof, will contain any untrue statement of a material fact or omission, or upon delivery thereof, will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were or are made, not misleading.

     6.9 No Breach: To Unocal's Knowledge, Unocal is not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Unocal which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Unocal entering into, executing, delivering or consummating same.

     6.10 Environmental Condition of Assets: To Unocal's Knowledge, all environmental problems affecting the Assets are referred to in documents which have been or, prior to Closing, will be provided or made available to Buyer, or referred to in the Disclosure Schedule, the Environmental Disclosure Schedule or elsewhere in this Agreement.

     6.11 Compliance with Laws and Agreements: To Unocal's Knowledge, Unocal is in substantial compliance with all permits, contracts and agreements relating to the Assets, and in substantial compliance with all laws, rules and regulations of federal, state or local entities which have jurisdiction over Unocal or the Assets such that any failure of compliance will not have a material adverse effect on the value of the Assets.

     6.12 Taxes: All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom and relating to the Assets and attributable to the periods prior to the Effective Date, to the extent such taxes and assessments have become due and payable, have been timely paid; provided, however, that Unocal makes no representation or warranty regarding the manner, method, calculation, valuation or other criteria or procedure used to determine or pay such taxes or assessments.

     6.13 Brokers: Unocal has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Buyer.

     6.14 Tax Partnership: No part of the Assets is treated for Federal income tax purposes as being owned by a partnership except as disclosed in the Disclosure Schedule.

                                    SECTION 7

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Unocal as follows:

     7.1 Organization:

     (i) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state wherein it was incorporated or organized, and is qualified to do business and is in good standing as a foreign corporation in every other jurisdiction where the failure to so qualify would have a Party Adverse Effect on Buyer.

     (ii) Buyer is authorized to do business in the State of Oklahoma.

     (iii) Prior to the Closing, Buyer will have delivered to Unocal true, correct and complete copies of Buyer's Certificates or Articles of Incorporation and Bylaws and Certificates of Good-Standing, as currently in effect.

     (iv) Buyer's headquarters and principal offices are located in the State of Texas.

     7.2 Authority; Enforceability:

     (i) Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

     (ii) All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement, have been duly and properly taken.

     (iii) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     (iv) The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement does not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or By- laws of Buyer, or any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its properties or assets.

     7.3 Consents: Except for the consents of governmental agencies regarding the transfer of leases, licenses and Permits which apply to the Assets, no consent, approval, authorization, notice, filing, registration or qualification is required to be obtained or effected by Buyer for the execution, delivery or performance by Buyer of this Agreement.

     7.4 Litigation, Suits or Claims: To Buyer's Knowledge, there are no actions, suits or proceedings pending or threatened in writing against Buyer which if decided unfavorably to Buyer could have a Party Adverse Effect on Buyer, or a material adverse effect on the value of the Assets.

     7.5 Disclosure: To Buyer's Knowledge, neither this Agreement nor any certificate to be furnished to Unocal contains or, upon delivery thereof, will contain any untrue statement of a material fact or omission, or upon delivery thereof, will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were or are made, not misleading.

     7.6 No Breach: To Buyer's Knowledge, Buyer is not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Buyer which prohibits or would be violated by, or which allows for the termination or modification of this Agreement due to Buyer entering into, executing, delivering or consummating same.

     7.7 Investigations of Assets: In accordance with the provisions of this Agreement, Buyer has made, or will make or arrange for others to make, such inspection of the Assets as it deems appropriate, and, except as otherwise provided herein, Buyer will accept the Assets "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS."

     7.8 No Distribution: Buyer is acquiring the Assets for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder and any applicable state securities laws.

     7.9 Resale Registration: Buyer will not sell, transfer, lease or otherwise convey in any manner, in whole or in part, the Assets without the necessary registrations, or exemptions therefrom, under applicable federal and state securities laws.

     7.10 Oil and Gas Experience: Buyer (or its predecessor, if any) is and has been during the preceding two years primarily engaged in the business of exploring for, drilling for, producing or refining oil or gas and derives at least 80%, or $5,000,000 of its annual gross income, from exploring for, drilling for, producing or refining oil or gas.

     7.11 Federal Leases: If the Assets include any federal leases, Buyer is qualified to own such federal leases or will be so qualified at Closing.

     7.12 Brokers: Buyer has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Unocal.

                                    SECTION 8

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNOCAL

     The obligation of Unocal to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at Closing of each of the following conditions, each of which may be waived by Unocal except as otherwise required by law:

     8.1 Purchase Price: At Closing, Buyer shall deliver:

     (i) the Adjusted Purchase Price less the Earnest Money Deposit; and

     (ii) plus or minus as applicable the Cash Settlement.

     8.2 Buyer's Representations and Warranties True: The representations and warranties of Buyer contained herein on the date hereof shall have been correct in all material respects, and shall be correct in all material respects on and as of the Closing with the same force and effect as though made at and as of such time, except for the representations and warranties specifically relating to a time or times other than the Closing, or as may be affected by transactions contemplated hereby.

     8.3 Officer's Certificate: Buyer shall have furnished Unocal a certificate of an officer of Buyer certifying that:

     (i) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby; and

     (ii) Buyer has performed all of its obligations contained in this Agreement required to be performed by it prior to Closing.

     8.4 Opinions of Counsel: Buyer shall have furnished Unocal an opinion rendered by legal counsel of Buyer, dated as of the Closing, to the effect that:

     (i) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state wherein it was incorporated or organized and is authorized to do business in the State of Oklahoma; and

     (ii) Buyer has full power to carry out the transactions provided for in this Agreement; this Agreement has been duly executed and delivered by Buyer; and this Agreement is the legal and binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be limited or denied by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect the rights of creditors generally and except as enforcement or remedies may be limited or denied by general equitable principles; and

     (iii) the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement will not constitute a breach, violation, or default under the Certificate or Articles of Incorporation or By-laws of Buyer.

     8.5 Pre-Closing Performance: Buyer shall have performed, observed or complied in all material respects with all its obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to Closing.

     8.6 Authorization: All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

     8.7 Absence of Litigation: No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Buyer or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

     8.8 Bonds: Buyer shall have delivered to Unocal either copies of such bonds, in form and substance and issued by corporate sureties (which corporate sureties are satisfactory to Unocal), covering the Assets as may be required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Assets, or a commitment by a surety company, satisfactory to Unocal, to issue such bonds upon Closing.

     8.9  Preferential   Purchase  Rights:  All  preferential   purchase  rights
affecting the Assets shall have been exercised, waived or assumed, or the election time shall have expired.

     8.10 Hart-Scott-Rodino Act: All obligations under the Hart-Scott-Rodino Act shall have been satisfied.

     8.11 Parent Guaranty: Buyer shall have delivered to Unocal a Guaranty, in form and substance satisfactory to Unocal, executed and delivered by Magnum Hunter Resources, Inc., pursuant to which Magnum Hunter Resources, Inc. unconditionally guarantees to Unocal all of the obligations, liabilities, indemnities and covenants of Buyer under this Agreement and any agreement, instrument or document executed or delivered by Buyer in connection herewith.

     8.12 Delayed Closing: If Closing shall not have occurred on or before 3:00 p.m.,CST, December 31, 1998, for any reason whatsoever, including, but not limited to, because a Party has sought dispute resolution under the arbitration, or other dispute resolution provisions, hereunder prior to Closing, then Unocal may, in its sole discretion, elect to terminate this Agreement. If Unocal elects to terminate this Agreement for failure of this condition in this Section 8.12, it shall be treated as a termination by mutual consent of both Parties hereunder.

                                    SECTION 9

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, each of which may be waived by Buyer except as otherwise required by law:

     9.1 Delivery of Instruments of Transfer: At Closing, Unocal shall deliver to Buyer executed, and where appropriate recordable, bills of sale, lease assignments, and other instruments of conveyance as required herein, and such other documents as may be mutually agreed and customary and usual for transactions of this type.

     9.2 Unocal's Representations and Warranties: The representations and warranties of Unocal contained herein on the date hereof shall have been correct in all material respects, and shall be correct in all material respects on and as of the Closing with the same force and effect as though made at and as of such time, except for the representations and warranties specifically relating to a time or times other than the Closing, or as may be affected by transactions contemplated hereby.

     9.3 Officer's Certificate: Unocal shall have furnished Buyer a certificate of an officer of Unocal certifying that:

     (i) the representations and warranties of Unocal contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby; and

     (ii) Unocal has performed all of its obligations contained in this Agreement required to be performed by it prior to Closing.

     9.4 Pre-Closing Performances: Unocal shall have performed, observed or complied in all material respects with all its obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to Closing.

     9.5 Authorization: All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Unocal.

     9.6 Absence of Litigation: No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Unocal or by a third party against Unocal seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

     9.7 Hart-Scott Rodino Act: all obligations under the Hart-Scott-Rodino Act shall have been satisfied.

     9.8 Change of Operator Forms: Unocal shall have provided to Buyer, where applicable, executed change of operator forms to be filed, by Buyer, with the relevant regulatory agency naming Buyer, or its designee, the operator of those Assets (active or inactive) which Unocal operated as of the Closing Date and that are subject to this Agreement, provided, however, that Buyer shall be responsible for completing and complying with any balloting or voting procedures required under any applicable operating agreements regarding appointment of a successor operator and Unocal in no way represents or guarantees that Buyer will be elected or appointed as the successor operator under the applicable operating agreements covering those Assets (and Unocal assumes that Buyer is otherwise qualified to operate such Assets).

                                   SECTION 10

                                    COVENANTS

     10.1 Investigation and Decision: The Parties further covenant as follows:

     Investigation of Assets: During the Due Diligence Period Buyer shall: (i) make, or arrange for others to make, such inspection and investigation of the Assets and Assumed Liabilities as it deems appropriate; (ii) investigate and have knowledge of operative or proposed laws to which the Assets are or may be subject; (iii) accept the Assets and Assumed Liabilities upon the basis of its review and determination of the applicability and effect of such laws; (iv) have reviewed and evaluated any data room materials or other materials to which access has been provided to Buyer by Unocal under this Agreement; and (v) have made such investigations of the title, condition, status under Environmental Laws, oil and gas laws and any other aspects of the Assets and Assumed Liabilities as may be necessary or appropriate. Buyer agrees that such inspections shall not unreasonably interfere with the business and operations of Unocal, and that such inspections and all such documents shall be subject to the Confidentiality Agreement.

     Independent Decision: Buyer has made its own independent judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Environmental Laws and other laws and the likelihood that such Environmental Laws and other laws will change in the future. Buyer has such knowledge and experience in business and financial affairs in general, securities and investments, and of the oil and gas business as conducted and regulated in the State of Oklahoma in particular as to be capable of evaluating the merits and risks of purchasing the Assets.

     10.2 Access to Information:

     Unocal has  afforded  to Buyer and to Buyer's  representatives,  reasonable access during the period prior to the execution of this Agreement and will continue to afford to Buyer reasonable access until Closing, and, to the extent that the Parties mutually agree the same is necessary, for a reasonable time after the Closing, to all of Unocal's properties, books, contracts, documents and non-interpretative records relating to the Assets, and, during such period, Unocal has used and will continue to use reasonable efforts to furnish promptly to Buyer all material information concerning the business and properties relating to the ownership and operations of the Assets (subject to existing confidentiality agreements with third parties and subject also to the attorney-client privilege), including, to the extent prepared in the ordinary course, such data and operating reports as may reasonably be necessary or appropriate for any relevant purposes of investigation and analysis related to this Agreement. Upon Buyer's reasonable request, Unocal shall attempt to secure waivers of any such confidentiality agreements. Unocal shall, to the best of its ability, arrange for Buyer and its representatives to discuss with appropriate officers, employees, consultants, contractors and representatives of Unocal such matters related to the transactions provided for herein as Buyer may reasonably request. Buyer will hold such information in confidence in accordance with the Confidentiality Agreement.

     10.3 General Liabilities and Assumed Liabilities: If Closing occurs, then Buyer assumes hereby any and all General Liabilities and Assumed Liabilities, subject to the other provisions of this Agreement.

     10.4 Assumption of Plugging and Abandonment Obligations: If Closing occurs, Buyer assumes hereby any and all Plugging and Abandonment Obligations.

     10.5 Gas Imbalance: As to any Gas Imbalances which exist, the Parties agree that:

     Unocal will furnish Buyer with a statement, in the form of Exhibit "F", showing the most current estimate of the over or under production between the owners as of the most recent available date.

     From and after the Effective  Date, any and all benefits,  obligations  and
liabilities   associated  with  Gas  Imbalances  shall  accrue  to  and  be  the
responsibility   of  Buyer.   Buyer  shall  assume   Unocal's   overproduced  or
underproduced position in the wells located on the Leasehold Properties as of the Effective Date, including but not limited to the responsibility for the payment of royalties on the volume of such gas which Unocal took in excess of its entitlement and any obligation to balance whether in cash or in kind. The Final Accounting shall include an adjustment for any Gas Imbalance differences between the volume shown on Exhibit "F" and the actual Gas Imbalances as of the Effective Date. Notwithstanding the actual amounts or proceeds that Buyer may receive from the Gas Imbalances due to underproduced positions, or the actual amounts that Buyer must pay with respect to Gas Imbalances due to overbalanced positions, the parties shall settle such Gas Imbalances as between themselves, and the adjustments to the Purchase Price and/or at the Final Accounting will be calculated using a settlement price of $1.25 per Mcf (thousand cubic feet).

     10.6 Hart-Scott-Rodino Act: Each Party shall prepare and submit, within fifteen (15) days of the execution of this Agreement, any necessary filings in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act, but each Party shall be responsible for its respective filing costs and expenses. The Parties shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to each other copies of all filings made under the Hart-Scott-Rodino Act at the same time they are filed with the government.

     10.7 Third-Party Consents: Certain of the transfers contemplated by this Agreement are subject to various forms of third-party consents, including compliance with the provisions of the Hart-Scott-Rodino Act. Unocal and Buyer shall cooperate and shall promptly take such action as may be required to obtain all necessary consents prior to Closing. Unocal and Buyer agree that to the extent any contract or Permit that would otherwise be assigned under this Agreement is not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by any other party thereto, or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof, or a violation of any law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such contract or Permit. With respect to each contract that, but for the reasons set forth in the first sentence of this Section, would be assigned, Unocal agrees to provide Buyer with the benefits (including the right to terminate any such contract or Permit in accordance with the terms thereof) of such contract or Permit, to the extent related to transactions or periods that occur at or after Closing, and to the extent it is possible to do so; and, if and to the extent such benefits are provided to Buyer, Buyer agrees to observe and perform such contract or Permit. Unocal shall continue to use its reasonable efforts to obtain an assignment to Buyer of each contract or Permit that, but for the reasons set forth in the first sentence of this Section, would be assigned; provided, however, that Unocal shall not be required to pay any consideration or suffer any financial disadvantage to obtain such assignment.

     10.8 Completion of Due: Within three (3) days of the end of the Due Diligence Period Buyer shall give Unocal a letter of satisfactory completion of due diligence and proof of financing substantially in the form attached hereto as Exhibit "J".

     10.9 Additional Agreements: Unocal and Buyer shall execute such further documents and instruments, requested by either Party, as may be necessary or reasonably desirable to consummate the transactions contemplated by this Agreement or any part thereof. Subject to the other terms and conditions of this Agreement, each of the Parties, hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement.

     10.10 Payment of Certain Expenses Due and Payable After the Effective Date:
Buyer shall pay, as and when due, all fees and bills due and payable after the Closing Date, and Unocal shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Date for which it is responsible hereunder; provided, however that if after Closing Unocal is obligated to continue as operator under an existing agreement Unocal shall make payments for Buyer's account and at Buyer's expense.

     10.11 Notification of Certain Matters: Between the Effective Date and Closing, Unocal and Buyer will each give prompt notice to the other of (i) any information that indicates that any representation or warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date; (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to consummate the transactions contemplated hereunder on or before the Closing Date or to satisfy a condition to Closing herein as the case may be; (iii) any notice or other communication from any third party alleging that the consent or waiver of such third party is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) any notice of, or other communication relating to any default or event which, with notice or lapse of time or both, would become a default under any contract to be assigned at Closing.

     10.12 Announcements: At all times prior to Closing, Unocal and Buyer, including their respective Affiliates, shall use their best efforts to cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and agree that no such releases or disclosures will be made without prior notice to the other Party; provided, however, that from the date of this Agreement and continuing for twelve (12) months after the Closing if reserve volumes are estimated in a news release in conjunction with a Purchase Price disclosure the release must state that the reserve estimates are the disclosing Party's reserve estimates, and no news release or public disclosure whatsoever by Buyer may disclose the identity of Unocal or a specific description of the Assets unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, also that either Party may make all disclosures which are required or prudent under applicable laws, including, but not limited to, rules, regulations and guidelines of the Securities and Exchange Commission and applicable stock exchanges.

     10.13 Termination of Guarantees and Other Commitments:

     Subject to applicable laws, as of the Closing Date, all of the following shall be canceled or terminated as to Buyer: (i) undertakings, comfort letters or guarantees by Unocal or any of its Affiliates to third parties in connection with the Assets; (ii) letters of credit, surety bonds, and related indemnity agreements arranged and maintained by Unocal or any of its Affiliates with respect to the Assets; and (iii) any credit card accounts issued by Unocal or any of its Affiliates to any employees in connection with the Assets.

     Buyer understands and agrees that all insurance policies, provided to or for the Assets through Unocal, any Affiliate of Unocal, or a self-insurance program of Unocal will be terminated as to the Assets as of the Closing Date.

     Unocal and Unocal's Affiliates shall have no responsibility or liability under this Agreement to provide for insurance coverage or any such security for the Assets in any manner whatsoever after the Effective Date.

     10.14 Like Kind Exchange: Without affecting its obligations hereunder, with appropriate prior notice to the other Party, either Party shall have the option, at or before Closing, to structure the Closing of this transaction in such a manner so as to qualify as a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that such a structure shall not delay the Closing in any way. The other Party will cooperate with the electing Party to facilitate a like kind exchange but will in no event be required to take title to any replacement properties. In the event either Party desires such exchange, it shall timely notify the other Party, in writing, of its intent and the electing Party shall be responsible for arranging the structure of the exchange, compliance with time limits for like kind exchanges, the preparation of appropriate documents to complete the transaction, and all additional costs directly related thereto. The electing Party shall indemnify the other Party against all losses, costs, expenses, taxes, fines, penalties or assessments arising out of any like kind exchange structure.

     10.15 Access to Geologic and Geophysical Information: As long as the same remains in Buyer's possession or control, Unocal retains the right to copy any and all geologic and geophysical information transferred or licensed to Buyer hereunder, and Buyer agrees to co-operate with Unocal in granting access to such information.

                                   SECTION 11

                                EMPLOYEE MATTERS

     11.1 Employee List: To the extent requested by Buyer in writing, within ten days after execution of this Agreement, Unocal shall provide Buyer a list of field employees at each work location for the Assets, indicating name, job classification and years of service with Unocal.

     11.2 Hired Employee List: Within thirty days after Closing (or, after Closing, within thirty (30) days of hiring such employee at any time within 18 months following the Closing), Buyer shall provide Unocal with a list of all Unocal field employees hired by Buyer (whether as regular or contract employees) and their base pay rate.

                                   SECTION 12

                                      TAXES

     12.1 Apportionment of Ad Valorem and Property Taxes: All ad valorem taxes, real property taxes, personal property taxes and similar obligations shall be apportioned as of the Effective Date between Buyer and Unocal. All such taxes allocable to the periods before the Effective Date shall be paid by Unocal, and all such taxes allocable to the Effective Date and after shall be paid by Buyer. Any refunds of taxes allocable to periods prior to the Effective Date shall be the property of Unocal. Buyer shall file or cause to be filed all required reports and returns incident to such taxes which are due on or after the Closing Date, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns.

     12.2 Sales Taxes, Filing Fees, Etc: The Purchase Price provided for hereunder is net of any sales taxes or other transfer taxes. Buyer shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale pursuant to this Agreement, and Buyer shall defend any action by a governmental agency to collect such taxes or fees, and will hold Unocal harmless from any cost or liability for taxes, fees, penalty, interest or costs, including reasonable attorney's fees, assessed as a result of this transaction.

     12.3 Other Taxes: All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes) relating to oil and gas produced and sold from the Assets prior to the Effective Date shall be paid by Unocal, and all such taxes and fees relating to such oil and gas produced and sold on the Effective Date and after shall be paid or reimbursed by Buyer. (or if attributable to periods after the Effective Date and Unocal pays such taxes, then Buyer shall reimburse Unocal therefore). Any rebates, refunds or similar credits attributable to such taxes and fees for periods prior to the Effective Date shall be, and remain, the property of Unocal (and Buyer is hereby notified that Unocal may be seeking certain rebates, refunds or similar credits from the applicable taxing authorities). In the event such taxes attributable to the Assets are not assessed on a current year basis, it is agreed that when such taxes are assessed, insofar as they Accrued t the Assets on or before the Effective Date, they shall be paid by Unocal upon receipt of a statement and supporting documentation.

     13.1 Termination: This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

     (i) by mutual consent of the Parties; or

     (ii) by either Party, without impairing any other rights hereunder, if there has been a material breach of covenant or agreement contained in this Agreement on the part of the other Party, or a failure of a condition and such breach of a covenant or agreement or failure of a condition has not been promptly cured, or a failure of Buyer to obtain financing satisfactory to Unocal to close and consummate the transactions contemplated herein; or

     by either  Party,  upon  written  notice to the other  Party,  pursuant  to
Section 4.9.

     13.2 Effect of Termination:

     (i) In the event of termination of this Agreement by mutual consent of the Parties, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Party or their respective officers or directors or shareholders except as otherwise set forth herein. Unocal shall in such event return the earnest money deposit within fifteen (15) business days of such termination plus interest calculated at the Interest Rate.

     (ii) In the event this  Agreement is terminated  under Section 13.1 (ii) by
Buyer:

     (a) If Unocal concurs with Buyer that a material breach of covenant or agreement or failure of a condition has occurred and was not promptly cured, Unocal shall return the Earnest Money Deposit within fifteen (15) business days of such termination, plus interest calculated at the Interest Rate;

     (b) If Unocal does not concur with Buyer that a material breach of covenant or agreement or failure of a condition has occurred and was not promptly cured, Unocal shall interplead the Earnest Money Deposit, plus interest calculated at the Interest Rate, into a court or arbitration of competent jurisdiction; and the prevailing party shall receive the interplead monies and the losing party shall pay the prevailing Party's costs and reasonable attorney's fees incurred in conjunction with the proceeding.

     (iii) If this Agreement is terminated by Buyer or Unocal because Buyer failed to get satisfactory financing to close and consummate the transactions contemplated herein, then Unocal shall be entitled to keep and retain the Earnest Money Deposit as liquidated damages.

     (iv) If Unocal prevails in the arbitration proceeding regarding the value of Material Environmental Deficiencies pursuant to Section 4.10 (iii), or if Unocal terminates under Section 13.1 (ii) for good cause, then Unocal shall, in consideration of holding the Assets off the market and refraining from dealing with others concerning the Assets and as liquidated damages in lieu of all other damages, retain the Earnest Money Deposit made by Buyer. The Parties hereby acknowledge that the extent of damages to Unocal occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the Earnest Money Deposit is a fair and reasonable estimate of such damages under the circumstances. Provided, also, if Buyer does not contest Unocal's termination under Section 13.1 (ii) by written notification within ten (10) days, or if Buyer terminates under Section 4.9 and the existence of a Material Environmental Deficiency is being arbitrated hereunder, Unocal shall be free to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.

     13.3 Specific Performance: If Closing does not occur as contemplated herein by reason of Unocal's determination that Buyer has breached this Agreement or failed to satisfy a condition, Buyer may contest Unocal's termination of this Agreement and seek specific performance of the Agreement, provided it notifies Unocal in writing of its election to seek specific performance within ten (10) days of Unocal's notice of termination under Section 13.1 (ii). The losing Party shall pay the prevailing Party's costs and reasonable attorney's fees together with (i) in the case of the Buyer being the losing Party, and Buyer shall release any claims to(and Unocal shall retain) the Earnest Money Deposit, and
(ii) in the case of Unocal being the losing Party, Buyer shall be entitled to specific performance, subject to the other terms and provisions hereof, of this Agreement. This Section represents Buyer's sole and exclusive remedy with respect to the matters covered hereby.





     14.1 Survival: Notwithstanding any investigation conducted by any Party hereto and any information which any Party may receive, a claim for a breach of any of the representations, warranties or covenants contained in this Agreement, or in any Exhibit, certificate, document or statement delivered pursuant hereto, or pursuant to any indemnification, or of any third party claims under Section
14.3 (i) must be made within one (1) year following Closing; provided, however, that nothing in this Section shall be construed to limit the time for making a claim by Unocal against, or seeking indemnification from, Buyer with regard to Assumed Liabilities.

     14.2 Indemnification:

     (i) Except as otherwise set forth herein and except for Assumed Liabilities of Buyer, Unocal shall indemnify and hold harmless Buyer, and its successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by Unocal; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Unocal; or
(iii) liabilities expressly retained by Unocal in this Agreement.

     (ii) Buyer shall indemnify and hold harmless Unocal, and its or their successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by Buyer; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Buyer; or
(iii) Assumed Liabilities of Buyer.

     14.3 Third Party Claims:

     (i) Except as otherwise set forth herein and except for Assumed Liabilities of Buyer, Unocal shall indemnify and hold Buyer and its successors and assigns harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party claim, legal suit or proceeding against Buyer, which claim, legal suit or proceeding arises from the conduct of the business of Unocal or the ownership of the properties owned or leased by Unocal prior to the Closing Date; provided, however, that Unocal's indemnity obligation hereunder shall be limited to the Adjusted Purchase Price.

     (ii) Buyer shall indemnify and hold Unocal and its successors and assigns harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party legal suit or proceeding against Unocal, which legal suit or proceeding arises out of Assumed Liabilities, or from the conduct of the business of Buyer or the ownership of the properties owned or leased by Buyer after the Closing Date.

     14.4 Method of Asserting Claims: The Party making a claim under this Section, or any other indemnity provision herein, is hereinafter referred to as the "Indemnified Party" and the Party against whom such claims are asserted is hereinafter referred to as the "Indemnifying Party". All claims by an Indemnified Party shall be asserted and resolved as follows:

     (i) If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall as promptly as is practicable after its receipt of such claim or demand, deliver a Claim Notice to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that eithe the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement.

     The Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel of its choice to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim or demand and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel to retain counsel whose reasonable fees and expenses shall be at the expense of the Indemnifying Party to file any action, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party.

     In the event that the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:

     (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

     (b) the named parties to any such proceeding (including, but not limited to, any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would involve such counsel in an actual or potential conflict of interest in violation of applicable principles of professional ethics.

     (ii) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross- complaint against any Person. If the Indemnifying Party has accepted responsibility in writing, no claim or demand that would result in an Indemnifying Party being liable hereunder may be settled without the consent of the Indemnifying Party which consent shall not be unreasonably withheld. Unless the Indemnifying Party shall have agreed in writing that any and all damages to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered into without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it shall be determined that the Indemnified Party shall have no right pursuant to this Section to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying
Party:

     (a) any amounts previously paid or advanced by the Indemnifying Party to the Indemnified Party with respect to such matters pursuant to this Section; plus

     (b) interest thereon until paid by the Indemnified Party at the Interest Rate for the period commencing on the date on which it was finally determined that the Indemnified Party had no such right to be indemnified.

     (iii) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall as promptly as is practical send a Claim Notice with respect to such claim to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that either the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement. If the Indemnifying Party notifies in writing the Indemnified Party that it does not dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately. If the Indemnifying Party disputes such claim, such dispute shall be resolved by good faith negotiations between the Parties.

     (iv) From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters with which the Claim Notice is concerned. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with suc Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by law) any information obtained that is designated as confidential by the Indemnified Party, unless such information is:

     (a) generally available to the public other than as the result of a wrongful act or omission by the Indemnifying Party;

     (b) already within the knowledge of the Indemnifying Party;

     (c) available to the Indemnifying Party through other Sections herein, or

     (d) provided to the Indemnifying Party in writing by a third party who is under no obligation to the Indemnified Party to protect the confidentiality thereof.

     All such access shall be granted during normal business hours, shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions that will not interfere with the business and operations of the Indemnified Party. Nothing contained in this Section shall be construed to expand or reduce the rights or obligations of the Indemnifying Party with respect to any information previously provided to the Indemnifying Party pursuant to any other confidentialit agreement.

     14.5 Right to Cure: Any Party that is obligated to indemnify, defend and/or hold harmless any other Party pursuant to any provision of this Agreement shall have the right to cure, within a reasonable time and in a manner reasonably satisfactory to such Indemnified Party, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate. The Indemnified Party may, if there is no attempt to cure or if the cure is inadequate, expend reasonable sums to cure, which sums shall be reimbursed together with interest at the Interest Rate.




     15.1 Time of Essence: Time is expressly declared to be of the essence under this Agreement.

     15.2 Place and Date: Closing shall occur at Unocal's offices at 14141 Southwest Freeway, Sugar Land, Texas 77478 on or before 3:00 p.m., CST, December 31, 1998 ("Closing Date"), unless extended by agreement of the parties.

     15.3 Unocal's Actions at Closing: At Closing, Unocal shall perform the following actions:

     (i) Unocal shall deliver to Buyer herein-required opinions of counsel and certificates;

     (ii) Unocal shall execute and deliver to Buyer all required instruments of conveyance and sale, including a Conveyance and Bill of Sale in the form attached hereto as Exhibit "K";

     (iii) Unocal shall (subject to the terms of applicable operating agreements and other provisions hereof) deliver to Buyer exclusive possession of the Assets;

     (iv) Unocal shall, at or as promptly as reasonably possible after Closing, provide and make available to the Buyer, at Buyer's cost and expense, subject to the attorney-client privilege, photocopies of the following records relating to the Assets to the extent they are in Unocal's possession: lease files; unit files; lease contract files; well files, land files, oil and gas purchase and sales contract files; and all non-interpretative geologic information, but specifically excluding any information or data that Unocal is restricted from disclosing, information which is trade secret or proprietary to Unocal and is not part of the Assets and all other records, including, but not limited to, corporate records, computer programs and general tax records. Unocal shall also provide copies of all seismic data covering the Assets described in Exhibit "I-1", subject to Buyer's execution of a Geophysical Data Licensing Agreement in the form of Exhibit "I" covering such seismic data, that Unocal is not contractually or otherwise legally restricted from disclosing. As to any seismic data Unocal is contractually or otherwise legally restricted from disclosing, Buyer may prepare and provide Unocal with documents requesting waivers of the applicable restrictions, and Unocal shall forward such requests as well as provide Buyer such other assistance in obtaining waivers of the applicable restrictions as is reasonable under the circumstances. If Buyer obtains, via license, any or all seismic data described in Exhibit "I-1", the Purchase Price shall be increased by the value amount corresponding the obtained data in Exhibit "I-1" ("Geophysical Seismic License Price"). Any data documents or other information provided or made available hereunder or in connection with the transactions contemplated herein is provided WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED THEREIN, and shall be at Buyer's sole risk and expense. Any other provision of this Agreement to the contrary notwithstanding, Unocal shall not provide Buyer with copies of any records or data or access to any records or data which Unocal cannot legally provide to Buyer because of third party restrictions on Unocal; and

     (v) Unocal shall deliver to Buyer a certificate of a corporate officer to the effect that, as of the Closing Date, it is not a foreign person as defined in the Internal Revenue Code of 1986, as amended, and Income Tax Regulations, such certificate to be substantially in the form described in Treasury Regulation Section 1.1445-2(b)(2)(iii)(B) or otherwise within the requirements of Section 1.1445-2(b)(2) of that regulation.

     15.4 Buyer's Actions at Closing: At Closing, Buyer shall perform the following actions:

     Buyer shall execute and deliver to Unocal an Assumption Agreement in the form attached hereto as Exhibit "L";

     Buyer shall execute and deliver to Unocal all herein required opinions of counsel and certificates;

     Buyer shall pay Unocal the balance remaining due of the Adjusted Purchase Price, plus or minus the Cash Settlement,

     Unocal and Buyer acknowledge that if, for any reason, Unocal is prevented or prohibited by the Oklahoma Corporation Commission (or other local, state or federal governmental agency or body having jurisdiction) from transferring any of the wells located in the Cumberland Field (up to an aggregate of 80 wells) which are down, shut-in, temporarily abandoned or other similar wells in this Field unless and until such wells are plugged and abandoned, then (a) title to such wells shall remain with Unocal and shall not be deemed transferred and assigned to Buyer (or, to the extent necessary, such wells shall be re-assigned and re-transferred to Unocal by Buyer after receipt of the notice of such prohibition or restriction); (b) Buyer shall pay and deliver to Unocal the P&A Conversion Price (if the notice of such prohibition or restriction on transfer is received prior to Closing, then this amount shall be added as a positive adjustment to the Purchase Price to be delivered at Closing, if the notice is received after closing, then Buyer shall pay and deliver such P&A Conversion Price within 10 days after Unocal provides written notice to Buyer of such prohibition or restriction), provided, however, that if less than all 80 wells are prohibited or restricted from transfer, then Buyer shall pay a pro rata portion of the P&A Conversion Price to Unocal (with such pro rata portion being calculated as follows: [P&A Conversion Price] x [(number of wells prohibited or restricted from transfer) divided by (80)]; (c) Unocal shall be responsible for the Plugging and Abandonment Obligations only for such wells as are prohibited or restricted from being transferred and assigned, but Buyer shall be liable for any and all other Assumed Liabilities relating to these wells; (d) Buyer shall provide Unocal Access to the Assets to supervise conduct the plugging and abandonment of these wells; (e) as soon as reasonably practicable after these wells have been plugged and abandoned, Unocal shall transfer and assign such wells to Buyer, subject to and in accordance with the other terms and provisions hereof.

     15.5 Closing Statement: Unocal and Buyer shall execute a joint closing statement acknowledging the payment of the Adjusted Purchase Price, the Cash Settlement, the transfer of the Assets, and the assumption of liabilities.

     15.6 Notices: Immediately after Closing, Buyer shall notify all operators, non-operators, oil or gas purchasers, government agencies and royalty owners that it has purchased the Assets.

     16.1 Final Accounting: Within 120 days after Closing Unocal shall provide Buyer with a statement of accounting ("Final Accounting"). Buyer shall have the right to cause its accountant, in consultation with Unocal's accountant, to review the Final Accounting within an additional thirty (30) days following Unocal's delivery of such notice. If Buyer's accountant and Unocal's accountant are unable to agree upon the Final Accounting within an additional thirty (30) days following completion of Buyer's review of the Final Accounting described above, then the two accountants jointly shall select, within such thirty (30) day period, an independent accounting firm of national reputation which shall determine the final accounting as soon as reasonably possible but in no event later than 180 days after Closing. The determination by such independent accounting firm shall be conclusive. The expense of such independent accounting firm shall be borne one-half by Unocal and one-half by Buyer.

     16.2 Receipts and Credits: The Final Accounting notwithstanding, all monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time subsequent to the Effective Date except as otherwise provided herein, shall be the sole property and entitlement of Buyer, and to the extent received by Unocal, Unocal shall account for and reflect the same to Buyer in the Final Accounting after Closing. All monies, proceeds, receipts and income attributable to the Assets except as otherwise provided in this Agreement for all periods of time prior to the Effective Date shall be the sole property and entitlement of Unocal and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Unocal promptly. All costs, expenses and disbursements attributable to the Assets for periods of time prior to the Effective Date except as otherwise provided herein, regardless of when due or payable, shall be the sole obligation of Unocal and Unocal shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. All costs, expenses and disbursements attributable to the Assets for periods of time subsequent to the Effective Date regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Unocal, promptly reimburse Unocal for and hold Unocal harmless from and against same. Unocal shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Buyer after Closing for any delivery or performance by Unocal prior to the Effective Date, and Buyer shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Unocal after Closing for any delivery or performance by Buyer after the Effective Date.

     16.3 Suspended Funds: After the Closing, Unocal will provide to Buyer a listing showing all proceeds from production attributable to the Leasehold Interests which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds. Buyer shall be responsible for proper distribution of all the suspended proceeds, to the extent turned over to it by Unocal, to the parties lawfully entitled to them, and hereby agrees to indemnify, defend and hold harmless Unocal from and against any and all claims, liabilities, losses, costs and expenses, arising out of or relating to those suspended proceeds to the extent turned over to it by Unocal.

     16.4 Further Assurances: After Closing, Unocal and Buyer agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

     16.5 Post-Closing Accounting: Subsequent to Closing, at Buyer's request, Unocal shall have the option to continue performing accounting obligations for the Assets for a period of time not to exceed six (6) months. Unocal shall be compensated their mutually agreed sum per month for each month or portion thereof during which Buyer requests such assistance. Unocal shall have no obligation to provide accounting assistance post-Closing for any portion of the Assets, except as is reasonable in good fait in a transaction of this type to transfer files and necessary information to Buyer.


     16.6 Recording: Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered thereby are located. Buyer shall immediately file for and obtain the necessary approval of all federal, Indian tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Unocal, at Unocal's cost, with a true and accurate photocopy of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

     16.7 Books and Records: Notwithstanding any other provision herein contained, Buyer shall retain all original documents, if any, delivered by Buyer hereunder which pertain to the Assets (documents delivered by Buyer hereunder may be maintained on compact discs) for as long as it so desires and make the same available after the Closing for inspection and copying by Unocal during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that during the first ten (10 years after Closing, such books, records or documents shall not be disposed of or destroyed by Buyer without first advising Unocal in writing and giving Unocal reasonable opportunity to obtain possession thereof.

     16.8 Access to Properties and Records by: From and after the Closing Date, Unocal will afford to Buyer and its authorized representatives reasonable access during normal business hours to the then current officers and employees of Unocal retained by Unocal who were employed in connection with the Assets and will cooperate with Buyer in making available to Buyer at Buyer's expense, unless the action is an action by Buyer against Unocal, as a witness or deponent such employees of Unocal in each case only so long as such persons are then employees of Unocal or an Affiliate of Unocal, as Buyer may request for financial reporting, tax or similar purposes, purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Unocal will also afford to Buyer and its authorized representatives, for appropriate purposes, such reasonable access during normal business hours to the properties and relevant books and records of Unocal associated with the Assets prior to the Closing Date but not transferred to Buyer.

     16.9 Access to Properties and Records by: From and after the Closing Date, Buyer will afford to Unocal and its authorized representatives reasonable access, during normal business hours, to the transferred employees, as shall at such time be employees of Buyer and who were prior to the Closing Date associated with the Assets, and to such properties, books and records relating to the Assets transferred to Buyer hereunder without charge, and will furnish to Unocal such additional information, and will cooperate with Unocal in such other respects, including the making available to Unocal at Unocal's expense, unless the action is an action by Unocal against Buyer, as a witness or deponent such former employees of Unocal as shall be at the time employees of Buyer, as Unocal may request for financial reporting, tax or similar purposes, purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Buyer will also provide to Unocal's authorized representatives such reasonable access without charge during normal business hours to the officers, employees, properties, books and records transferred to Buyer in connection with this Agreement. In addition Buyer will provide access to the Assets, and Buyer will cooperate with other reasonable requests of Unocal, in connection with any investigation of or procurement of insurance by Unocal relating to the Assets. including, without limitation, requests by Unocal (or its insurer) of financial, operational, environmental compliance and other information of or relating to Buyer.

                                   SECTION 17

                                  MISCELLANEOUS

     17.1 Governing Law: THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS. All assignments and instruments executed in accordance with this Agreement shall be governed by and interpreted in accordance with the laws of the state where the Assets conveyed thereby are located.

     17.2 Assignment:

     (i) This Agreement and the rights and obligations hereunder shall not be assignable by either Party hereto without the prior written consent of the other; provided, however, that Unocal and Buyer shall have the right without the other Party's consent (but upon written notice to the other Party) to assign this Agreement, but not the right to assign any duties or obligations hereunder, to an Affiliate(s) or a subsidiary company. In addition, prior to Closing, Buyer may (upon written notice to Unocal) assign this Agreement to an Affiliate of Buyer, insofar as any assignment by Buyer shall in no way affect or diminish the obligations or liabilities of Buyer or, its ultimate parent, Magnum Hunter Resources, Inc. under the Guarantee described in Section 8.11 above.

     (ii) Any Party hereto may assign or delegate any of its rights, benefits, duties or obligations hereunder: (i) to any Person, if it has received the prior written consent of the other Party; (ii) to its legal successor, if it merges (whether or not it is the surviving corporation); or (iii) to any Person to whom it has made any sale, lease, transfer or other disposition of all or substantially all of its assets; provided, however, that no Party may make an assignment or delegation described in clauses (ii) and (iii), above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder.

     (iii) In the event of an approved assignment, the rights, benefits, duties and obligations of each Party hereto shall inure to the benefit of, and be binding upon, each Party's successors, assigns or delegates.

     17.3 Written Notices: Any notices required to be given hereunder shall be in writing and transmitted by telex or telecopier, delivered by air courier, or deposited in the mail, postage prepaid and certified, and addressed as follows or as otherwise specified by Unocal and Buyer by notice hereunder:

                                   To Unocal:

                         Union Oil Company of California
                             14141 Southwest Freeway
                              Houston, Texas 77478
                             Fax No. (281) 287-5170
                    Attention: Director, Business Development

                                 with a copy to:

                         Union Oil Company of California
                              dba Spirit Energy 76
                             14141 Southwest Freeway
                             Sugar Land, Texas 77476
                              Fax No. (281)287-7376
                  Attention: Vice President and General Counsel

                                    To Buyer:

                         Magnum Hunter Production, Inc.
                   600 East Las Colinas Boulevard, Suite 1200
                               Irving, Texas 75039
                             Attention: ___________
                             Fax No. (972) 401-3110

                    Notices shall be effective upon receipt.

     17.4 Expenses: Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including without limitation, fees and expenses of its own counsel and accountants).

     17.5 Waiver of Compliance with Bulk Transfer Laws: Buyer waives compliance with any applicable bulk transfer law relating to the transactions contemplated by this Agreement, and agrees to assume all risk and liability in connection with the failure to so comply.

     17.6 WAIVER OF CONSUMER RIGHTS: BUYER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS CONSUMER PROTECTION LAWS REGARDING FALSE, MISLEADING AND DECEPTIVE BUSINESS PRACTICES, UNCONSCIONABLE ACTIONS AND BREACHES OF WARRANTY; PROVIDED, HOWEVER, THAT NOTHING HEREIN CONTAINED SHALL BE DEEMED A WAIVER BY BUYER WHERE SUCH WAIVER IS PROHIBITED BY LAW. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO UNOCAL THAT BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS, OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS ASSETS OF FIVE MILLION DOLLARS OR MORE ACCORDING TO IT MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, (iii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION. Nothing in this Section shall be interpreted as a waiver of the express representations and warranties in this Agreement.

     17.7 Waiver of Jury Trial: UNOCAL AND BUYER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     17.8 Limitation of Liability: Notwithstanding anything herein provided to the contrary, Unocal and Buyer do hereby covenant and agree that, after Closing, the recovery by either Party hereto of any damages suffered or incurred by it as a result of any breach by the other Party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations under this agreement shall be limited to the actual damages suffered or incurred by the non- breachin Party as a result of the breach by the breaching Party of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers, or continuing obligations hereunder plus costs and reasonable attorney's fees and in no event shall the breaching Party be liable to the non-breaching Party for consequential damages as a result of the breach by the breaching Party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations hereunder; provided, however that nothing herein contained shall be deemed a limitation on either Party's indemnity obligations contained in this Agreement.

     17.9 No Admissions: Buyer and Unocal agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Unocal or Buyer or by their respective officers, directors, employees, or agents.

     17.10 Use of Unocal's Name: As soon as practicable after Closing, and in any event no later than 180 calendar days after Closing, Buyer shall remove or cause to be removed the names and marks used by Unocal and all variations and derivations thereof and logos relating thereto from the Assets and shall not make any use whatsoever of those names, marks and logos.

     17.11 Entire Agreement, Etc: This Agreement, including the Exhibits referred to herein or delivered pursuant to this Agreement and the
Confidentiality Agreement, which is incorporated herein by this reference as though fully set forth hereby, constitutes the entire agreement between Unocal and Buyer with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. No amendment of this Agreement shall be binding on the Parties unless in writing and signed by the authorized representatives of both Parties hereto. Any waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition of this Agreement.

     17.12 Parties in Interest: Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their permitted respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over and against any Party to this Agreement.

     17.13 Severability: If any provision of this Agreement shall be held to be invalid or unenforceable under present or future law in whole or in part by any court of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

     17.14 Consents: When a consent is required of either Party hereto, such consent shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                                Union Oil Company of California


                                          By:
                                                Attorney-in-Fact


                                                Magnum Hunter Production, Inc.


                                          By:
                                          Name:
                                          Title:

                    AMENDMENT TO PURCHASE AND SALE AGREEMENT


     This AMENDMENT TO PURCHASE AND SALE AGREEMENT (hereinafter "Amendment") is executed this 28th day of December, 1998, but effective for all purposes as of November 25, 1998, by and between Union Oil Company of California, at 14141 Southwest Freeway, Sugar Land, Texas 77478 (hereinafter referred to as "Unocal"), and MAGNUM HUNTER PRODUCTION, INC., a Texas corporation, whose address is 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas 75039 (herein referred to as "Buyer").

     WHEREAS, reference is herein made to that certain PURCHASE AND SALE AGREEMENT (hereinafter "Purchase Agreement") dated as of November 25, 1998, by and between Unocal and Buyer. All capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Purchase Agreement;

     WHEREAS, Unocal and Buyer desire to make certain changes and amendments to the Purchase Agreement, as set forth herein.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Purchase Agreement and agree as follows:


     1. Certain Elections; INDEMNITY:

     a. Elva Love #3. Pursuant to that certain proposal letter dated November 18, 1998 from Oryx Energy Company ("Oryx"), Oryx proposed to drill the Elva Love #3 Well ("EL3 Operations") in Harper County, Oklahoma pursuant to the terms of that certain Operating Agreement dated October 1, 1956, between Sun Oil Company and Union Oil Company of California, et al, as amended, ("EL3 Operating Agreement"). But for Buyer's desire to have Unocal participate in this well and Buyer's agreement herein, Unocal would not elect to consent to and participate in the EL3 Operations. Therefore, to the extent that Unocal consents to the EL3 Operations, Buyer shall indemnify, defend and hold Unocal harmless from and against any and all costs, charges, fees, expenses (including, but not limited to, attorney fees and court costs), damages and any other liabilities of any kind whatsoever relating to or arising from the EL3 Operations (including, but not limited to, any charges assessed or allocated to Unocal under the EL3 Operating Agreement); provided however, that in the event that the transactions contemplated under the Purchase Agreement are not consummated, then, insofar and only insofar as the EL3 Operations are successful and Unocal actually receives any proceeds from its share of the production from this well, Unocal shall reimburse to Buyer, only from the proceeds from Unocal's current working interest share of proceeds of production actually received by Unocal from this well, up to an aggregate maximum amount of 200% of the amounts indemnified and paid by Buyer under this Section (and after such payout, Buyer shall have no further right or interest in any proceeds or production from said well).

     King #32B. Pursuant to that certain proposal letter dated November 18, 1998 from Sanguine Ltd. ("Sanguine"), Sanguine proposed to drill the King #32B Well ("K32B Operations") in Caddo County, Oklahoma pursuant to the terms of that certain Operating Agreement dated June 6, 1980, between Sanguine Ltd.and Rocket Oil Company, et al, as amended, ("K32B Operating Agreement"). But for Buyer's desire to have Unocal participate in this well and Buyer's agreement herein, Unocal would not elect to consent to and participate in the K32B Operations. Therefore, to the extent that Unocal consents to the K32B Operations, Buyer shall indemnify, defend and hold Unocal harmless from and against any and all costs, charges, fees, expenses (including, but not limited to, attorney fees and court costs), damages and any other liabilities of any kind whatsoever relating to or arising from the K32B Operations (including, but not limited to, any charges assessed or allocated to Unocal under the K32B Operating Agreement); provided however, that in the event that the transactions contemplated under the Purchase Agreement are not consummated, then, insofar and only insofar as the K32B Operations are successful and Unocal actually receives any proceeds from its share of the production from this well, Unocal shall reimburse to Buyer, only from the proceeds from Unocal's current working interest share of proceeds of production actually received by Unocal fro this well, up to an aggregate maximum amount of 400% of the amounts indemnified and paid by Buyer under this Section (and after such payout, Buyer shall have no further right or interest in any proceeds or production from said well).

     2. Designated Operator: Buyer hereby designates its affiliated company, Gruy Petroleum Management Co. (a wholly owned subsidiary of Buyer's parent company, Magnum Hunter Resources, Inc.) to operate those Assets which would otherwise have been operated by Buyer, provided, however, that such designation shall in no way relieve or release Buyer from any obligations or liabilities to Unocal under the Purchase Agreement.

     3. Additional Disclosures: Exhibit H to the Purchase Agreement is hereby amended and supplemented to add reference to the following disclosures: (i) In connection with the Brewer described in Section A(5) of Exhibit H, there was a second complaint filed with the OCC (in addition to and similar to the complaint described in the this Section of Exhibit H ) by Mr. Ray Brewer on October 14, 1998 (Incident No. 99-41095), and (ii) Claude C. Arnold, Trustee, et al. v. Unocal, et al., Case No.9 288, in the District Court of Caddo County, Oklahoma, filed on December 3, 1998 (this is a suit relating to gas balancing and Unocal is currently in settlement negotiations with the plaintiff)..


     4. Ratification: Except as expressly amended hereby, all of the terms and provisions of the Purchase Agreement are hereby ratified and affirmed in all respects and are incorporated herein by reference.

     5. Entire Agreement: This Amendment constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any prior oral or written agreements or understandings. This amendment may not be amended except through a written agreement executed by the parties hereto.

     Counterparts: This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written, but effective for all purposes as of November 25, 1998.

Union Oil Company of California

By:
     Name:
     Title: Attorney-in-Fact

MAGNUM HUNTER PRODUCTION, INC.

By:
     Name:
     Title:

                 SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT


     This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (hereinafter "Amendment") is executed this 31st day of December, 1998, but effective for all purposes as of November 25, 1998, by and between Union Oil Company of California, at 14141 Southwest Freeway, Sugar Land, Texas 77478 (hereinafter referred to as "Unocal"), and MAGNUM HUNTER PRODUCTION, INC., a Texas
corporation, whose address is 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas 75039 (herein referred to as "Buyer").

     WHEREAS, reference is herein made to that certain PURCHASE AND SALE AGREEMENT dated as of November 25, 1998, by and between Unocal and Buyer, as amended by that certain Amendment to Purchase and Sale Agreement dated December 28, 1998(hereinafter "Purchase Agreement"). All capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Purchase Agreement;

     WHEREAS, Unocal and Buyer desire to make certain changes and amendments to the Purchase Agreement, as set forth herein.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Purchase Agreement and agree as follows:


     1. Office Lease: From and after February 1, 1999, Buyer agrees to assume all liabilities and obligations in and under that certain office lease dated commencing on August 1, 1996, between Unocal and Great Western Management Corporation, agent for MacArthur Executive Center, covering the office space located at Suite 300, MacArthur Executive Center, 5909 N.W. Expressway, Oklahoma City, Oklahoma 73132-5103. In connection with this assumption, all of the following, to the extent owned by Unocal and located at this office, will be transferred to Buyer on the same terms and conditions as if they had been added to Exhibit "B" attached to the Purchase Agreement: (i) office furniture and fixtures (other than computers, printers and other ancillary equipment), (ii) file cabinets, (iii) copier, and (iv) fax machine.

     2. Scout Card Library: To the extent that Unocal is not restricted or prohibited from transferring the same to Buyer, all of the following, to the extent owned by Unocal and located at either (i) the concourse of Unocal's offices located at 14141 Southwest Freeway, Sugar Land, Texas 77478, or (ii) Hayes storage management in Houston, Texas, will be transferred to Buyer on the same terms and conditions as if they had been added to Exhibit

     "B" attached to the Purchase Agreement: Unocal's historical collection of well scout tickets over many Oklahoma counties, which have been collected by Pure Oil Company and Unocal either by direct purchase from data companies or through Unocal representatives.

     3. DISCLAIMER: All of the items described in Section 1 and Section 2 above will be transferred and sold on an "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS," AND UNOCAL EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (a) THE CONDITION OF THESE ITEMS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ACCURACY OR COMPLETENESS OF ANY INFORMATION OR DATA), (b) ANY INFRINGEMENT BY UNOCAL OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF UNOCAL (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ITEMS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ITEMS OR THE OFFICE LEASE, AND (e) THE FAILURE OF ANY COMPUTER, ELECTRONICS, SOFTWARE, OR COMPONENTS TO BE FREE OF ANY BUGS OR ERRORS, INCLUDING, BUT NOT LIMITED TO, ANY DEFICIENCIES RELATING TO THE INABILITY TO PROPERLY FUNCTION BEYOND DECEMBER 31, 1999.

     4. Title Defects; WAIVER AND RELEASE: In consideration for Unocal's agreement to accept a one-time downward adjustment to the Purchase Price at Closing of (and the Purchase Price is hereby reduced by) an amount equal to FIFTY SIX THOUSAND TWO HUNDRED AND SIXTY NINE DOLLARS AND NO/100 ($56,269.00), BUYER HEREBY WAIVES AND RELEASES UNOCAL FROM ANY AND ALL CLAIMS (INCLUDING, BUT NOT LIMITED TO, CONTRACT, COMMON-LAW, TORT, OR CLAIMS ASSERTED UNDER ANY OTHER THEORY OF LIABILITY) ARISING FROM OR RELATING TO ANY AND ALL TITLE DEFECTS RELATING TO THE ASSETS, WHETHER KNOWN OR UNKNOWN, WHETHER ASSERTED OR UNASSERTED AS OF THE DATE HEREOF, REGARDLESS OF WHETHER CREATED OR ESTABLISHED BY, THROUGH OR UNDER UNOCAL OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY AND ALL ALLEGED TITLE DEFECTS DESCRIBED IN CORRESPONDENCE FROM BUYER'S LEGAL COUNSEL, ELLIS & PREHN, P.C. Notwithstanding that Buyer has waived and released any claims regarding any Title Defects, Unocal, for a period of 120 days after the Closing shall attempt to use commercially reasonable efforts to cooperate with any attempts of Buyer to cure those items described as possible Title Defects in the letter from Steve Haworth, with the lawfirm of Ellis & Prehn, P.C., to Greg Jessup (with Magnum Hunter Production, Inc.) dated December 30, 1998 (a copy of which was provided to Unocal); provided, however, that such cooperation by Unocal shall not require Unocal to expend or incur any amounts whatsoever (unless agreed to be paid or reimbursed by Buyer) or devote any unreasonable amount of time, determined in Unocal's sole discretion, and Unocal shall not be in any way liable or responsible if any attempts to cure any such items or Title Defects fails for any reason whatsoever.

     5. Cumberland Seismic Data License: Pursuant to the terms of that certain Cumberland AMI/Exploration Agreement ("CAMIE Agreement") between Unocal and The Quintin Little Company, Inc. ("QLC"), Unocal has a joint interest in certain 3-D seismic data covering certain acreage in the Cumberland Field in Oklahoma (such data referred to in the CAMIE Agreement as the 3-D Seismic Data). To the extent that within five (5) year(s) after Closing, QLC provides any required consent or approval for Unocal to license such 3-D Seismic Data, on a non-exclusive basis and on terms comparable (in Unocal's sole determination) to those set forth in the form of Geophysical Data License Agreement attached as Exhibit "I" to the Purchase Agreement, then to the extent that Unocal continues to own an interest therein, Unocal would agree to license the same to Buyer on such terms and waive any license fee that Unocal would otherwise be entitled to in connection with such non-exclusive license; provided, however, that notwithstanding anything stated herein to the contrary, nothing herein shall be deemed a representation or warranty that QLC will provide any such required consent or approval and nothing herein shall be deemed a waiver, release, reduction, or diminution of any rights of QLC, including, but not limited to, the right of QLC to any fee that QLC may be entitled to in connection with any such license.

     6. Certain Cumberland Wells: It is currently known that six wells in or near the Cumberland Field have recently failed certain mechanical integrity tests. Of these six wells, five wells were previously inactive wells and one was an active salt-water injection well ("Injection Well"). With regard to the five previously inactive wells and any other wells that may fail similar tests in connection with this proposed sale to Buyer, if, after the Closing, the applicable Oklahoma governmental authority prohibits or restricts transfer of these wells unless or until they are plugged and abandoned, then there will be an adjustment and payment by Buyer in the manner and amount contemplated under
Section 15.4(iv) within thirty (30) days after receipt of notice from such Oklahoma governmental authority stating that such transfer is restricted or prohibited. With regard to the Injection Well, if, after the Closing, the applicable Oklahoma governmental authority prohibits or restricts transfer of this well until such well is either plugged and abandoned or repaired, then (i) to the extent that Buyer would prefer this well to be plugged and abandoned, then Buyer shall provide Unocal written notice of this and tender the payment to Unocal for such well in the same manner and amount contemplated under Section 15.4(iv) within thirty (30) days after receipt of notice from such Oklahoma governmental authority stating that such transfer is restricted or prohibited, or (ii) to the extent that Buyer would prefer this well to be repaired, then Buyer shall provide Unocal written notice of this within thirty (30) days after receipt of notice from such Oklahoma governmental authority stating that such transfer is restricted or prohibited, and Buyer shall thereafter assume and pay (or reimburse Unocal) for all costs and expenses relating to the repair thereof.

     7. Ratification: Except as expressly amended hereby, all of the terms and provisions of the Purchase Agreement are hereby ratified and affirmed in all respects and are incorporated herein by reference.

     8. Entire Agreement: This Amendment constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any prior oral or written agreements or understandings. This amendment may not be amended except through a written agreement executed by the parties hereto.


     9.   Counterparts:   This   Amendment  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written, but effective for all purposes as of November 25, 1998.

                                        Union Oil Company of California


                                  By:
                                  Name:
                                  Title:   Attorney-in-Fact


                                        MAGNUM HUNTER PRODUCTION, INC.


                                  By:
                                  Name:
                                  Title:

                 THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT


     This THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (hereinafter "Amendment") is executed this ____ day of February, 1999, but effective for all purposes as of February __, 1999, by and between Union Oil Company of California, at 14141 Southwest Freeway, Sugar Land, Texas 77478 (hereinafter referred to as "Unocal"), and MAGNUM HUNTER PRODUCTION, INC., a Texas
corporation, whose address is 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas 75039 (herein referred to as "Buyer").

     WHEREAS, reference is herein made to that certain PURCHASE AND SALE AGREEMENT dated as of November 25, 1998, by and between Unocal and Buyer, as amended by that certain Amendment to Purchase and Sale Agreement dated December 28, 1998, and as further amended by that certain Second Amendment to Purchase And Sale Agreement dated December 31, 1998 (hereinafter "Purchase Agreement"). All capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Purchase Agreement;

     WHEREAS, Unocal and Buyer desire to make certain changes and amendments to the Purchase Agreement, as set forth herein.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Purchase Agreement and agree as follows:

     1. Certain Little 100-7 groundwater testing. Notwithstanding that the following would not constitute a Qualified Claim under the Purchase Agreement (as they are not actual Remediation Costs incurred to satisfy unaffiliated third-party or governmental claims of an unknown Environmental Liability which Accrued prior to the Effective Date and which have been asserted within the 6-month period after the Closing Date): Unocal and Buyer hereby agree that (i) Unocal will conduct testing to evaluate the condition of groundwater at the Little 100-7 wellsite through a consultant or contractor of its selection; (ii) Unocal will control, direct the scope of, and supervise, the testing activities with regard to the Little 100- 7 wellsite; (iii) Unocal will communicate with Buyer regarding procedures and costs relating to, and access to the Assets for purposes of controlling and supervising, the testing of groundwater at the Little 100-7 wellsite. (iv) all of the costs, expenses, charges, fees, and other amounts attributable to the testing shall be allocated and satisfied by Unocal and the Buyer on a 50:50 basis--one-half by Buyer and one-half by Unocal (and Buyer will pay or reimburse Unocal for 50% of each dollar spent or liability incurred by Unocal for such costs, expenses, charges, fees, and other amounts in connection with the testing of groundwater at the Little 100-7 wellsite); provided, however, that notwithstanding anything stated herein to the contrary, Unocal's aggregate liability under this Section (together with Unocal's aggregate liability for any and all Qualified Claims) shall not exceed the aggregate limitations set forth in Section 4.7(iii) of the Purchase Agreement.

     3.   Ratification.   Except  as  expressly  amended  herein,  the  Purchase
Agreement, as amended by this Agreement, is hereby ratified and affirmed in all respects.

     4. Governing Law: THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS.

     5. Entire Agreement; Amendments: This Agreement, constitutes the entire agreement between Unocal and Buyer with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. No amendment of this Agreement shall be binding on the Parties unless in writing and signed by the authorized representatives of both Parties hereto. Any waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition of this Agreement.

     6.   Counterparts:   This   Amendment  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Union Oil Company of California


By: ____________________________  Date: ________________
Name: __________________________
Title:   Attorney-in-Fact


Magnum Hunter Production, Inc.


By: ____________________________  Date: _________________
Name: __________________________
Title: _________________________